                                                                    EXHIBIT 10.9

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                            ASSET PURCHASE AGREEMENT



                                  by and among



                      ACCEPTANCE INSURANCE COMPANIES INC.
                          ACCEPTANCE INSURANCE COMPANY
                       AMERICAN GROWERS INSURANCE COMPANY
                           AMERICAN AGRISURANCE, INC.



                                      and



                               GORAN CAPITAL INC.
                        SYMONS INTERNATIONAL GROUP, INC.
                               IGF HOLDINGS, INC.
                             IGF INSURANCE COMPANY





                               Dated May 23, 2001




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

                                TABLE OF CONTENTS
                                   ARTICLE I

DEFINITIONS

                                   ARTICLE II

                       TRANSFER AND ACQUISITION OF ASSETS

SECTION 2.01.   TRANSFER AND ACQUISITION......................................18
SECTION 2.02.   PAYMENTS AND REIMBURSEMENTS...................................19
SECTION 2.03.   PLACE AND DATE OF CLOSING.....................................25
SECTION 2.04.   TRANSACTIONS TO BE EFFECTED AT THE CLOSING....................25

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

SECTION 3.01.   ORGANIZATION, STANDING AND AUTHORITY..........................26
SECTION 3.02.   AUTHORIZATION.................................................26
SECTION 3.03.   NO CONFLICT OR VIOLATION, ETC.................................27
SECTION 3.04.   NO UNDISCLOSED LIABILITIES....................................28
SECTION 3.05.   CONTRACTS.....................................................28
SECTION 3.06.   TITLE TO ASSETS...............................................29
SECTION 3.07.   LITIGATION; ORDERS............................................29
SECTION 3.08.   COMPLIANCE WITH LAWS..........................................29
SECTION 3.09.   EMPLOYEE MATTERS..............................................30
SECTION 3.10.   BROKERS.......................................................31
SECTION 3.11.   REINSURANCE CONTRACTS.........................................31
SECTION 3.12.   COMPLIANCE DISPUTES...........................................31
SECTION 3.13.   COMPUTER SOFTWARE.............................................32
SECTION 3.14.   DATABASE......................................................32
SECTION 3.15.   TAXES.........................................................32
SECTION 3.16.   CONDITION OF TANGIBLE ASSETS..................................33
SECTION 3.17.   INTELLECTUAL PROPERTY, COMPUTER SOFTWARE AND DATABASE.........33
SECTION 3.18.   INSURANCE AGENTS..............................................34
SECTION 3.19.   LICENSES......................................................35
SECTION 3.20.   FINANCIAL STATEMENTS..........................................35
SECTION 3.21.   DISCLOSURE....................................................36
SECTION 3.22.   ABSENCE OF CERTAIN CHANGES....................................37
SECTION 3.23.   INSURANCE CONTRACTS...........................................37
SECTION 3.24.   OFFICE PREMISES...............................................38
SECTION 3.25.   SOLVENCY......................................................39
SECTION 3.26.   RESERVES......................................................39

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

SECTION 4.01.   ORGANIZATION, STANDING AND AUTHORITY..........................40
SECTION 4.02.   AUTHORIZATION.................................................40
SECTION 4.03.   NO CONFLICT OR VIOLATION, ETC.................................41
SECTION 4.04.   BROKERS.......................................................42
SECTION 4.05.   GAAP FINANCIAL STATEMENTS.....................................42
SECTION 4.06.   DISCLOSURE....................................................43
SECTION 4.07.   ABSENCE OF CERTAIN CHANGES....................................43

                                   ARTICLE V

                                OTHER AGREEMENTS

SECTION 5.01.   CONDUCT OF BUSINESS...........................................43
SECTION 5.02.   ACCESS TO INFORMATION; ASSISTANCE; CONFIDENTIALITY; RENEWAL
                BUSINESS......................................................46
SECTION 5.03.   COMMERCIALLY REASONABLE EFFORTS...............................47
SECTION 5.04.   CONSENTS, APPROVALS AND FILINGS...............................47
SECTION 5.05.   NOTIFICATIONS.................................................49
SECTION 5.06.   FURTHER ASSURANCES............................................49
SECTION 5.07.   EXPENSES......................................................50
SECTION 5.08.   EMPLOYEES AND EMPLOYEE BENEFITS...............................50
SECTION 5.09.   DISCLOSURE SCHEDULES..........................................52
SECTION 5.10.   NOTICE OF BREACH..............................................52
SECTION 5.11.   UPDATE OF DISCLOSURE SCHEDULES................................52
SECTION 5.12.   REAL ESTATE LEASES............................................53
SECTION 5.13.   REINSURANCE OBLIGATIONS AND NOTICES OF CANCELLATION...........53
SECTION 5.14.   COMPUTER SOFTWARE.............................................54
SECTION 5.15.   NO SOLICITATION...............................................54
SECTION 5.16.   POST-CLOSING ACCESS TO BOOKS AND RECORDS AND USE OF GENERAL
                LEDGER INFORMATION............................................55
SECTION 5.17.   EXCLUSIVE LICENSE AGREEMENT...................................56
SECTION 5.18.   DEVELOPMENTAL PRODUCTS........................................56
SECTION 5.19.   NONCOMPETITION AGREEMENTS.....................................57
SECTION 5.20.   WAIVER OF RIGHT OF FIRST REFUSAL..............................57
SECTION 5.21.   IGF'S CONTINUED ACCESS TO KEY EMPLOYEES.......................58

                                   ARTICLE VI

            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

SECTION 6.01.   OTHER AGREEMENTS..............................................58
SECTION 6.02.   OTHER DOCUMENTS...............................................59
SECTION 6.03.   REPRESENTATIONS AND COVENANTS.................................59
SECTION 6.04.   NO MATERIAL ADVERSE CHANGE....................................60
SECTION 6.05.   SECRETARY'S CERTIFICATE.......................................60
SECTION 6.06.   ..............................................................60
SECTION 6.07.   Consents and Approvals........................................63

SECTION 6.08.   NO INJUNCTIONS OR RESTRAINTS..................................63

                                  ARTICLE VII

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

SECTION 7.01.   REPRESENTATIONS AND COVENANTS.................................64
SECTION 7.02.   NO MATERIAL ADVERSE CHANGE....................................65
SECTION 7.03.   SECRETARY'S CERTIFICATE.......................................65
SECTION 7.04.   LEGAL OPINION.................................................65
SECTION 7.05.   OTHER DOCUMENTS...............................................67
SECTION 7.06.   OTHER AGREEMENTS..............................................67
SECTION 7.07.   CONSENTS AND APPROVALS........................................67
SECTION 7.08.   NO INJUNCTIONS OR RESTRAINTS..................................68

                                  ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                                   ARTICLE IX

                                INDEMNIFICATION

SECTION 9.01.   GENERAL INDEMNIFICATION OBLIGATION OF SELLERS.................69
SECTION 9.02.   GENERAL INDEMNIFICATION OBLIGATION OF PURCHASER...............70
SECTION 9.03.   METHOD OF ASSERTING CLAIMS, ETC...............................71
SECTION 9.04.   PAYMENT ......................................................73
SECTION 9.05.   LIMITATIONS ON INDEMNIFICATION................................74
SECTION 9.06.   JOINT LIABILITY OF SHAREHOLDERS IN RESPECT OF DIVIDENDS.......75

                                   ARTICLE X

                          TERMINATION PRIOR TO CLOSING

SECTION 10.01.  TERMINATION...................................................76
SECTION 10.02.  EFFECT OF TERMINATION.........................................77

                                   ARTICLE XI

                               GENERAL PROVISIONS

SECTION 11.01.  PUBLICITY.....................................................77
SECTION 11.02.  DOLLAR REFERENCES.............................................78
SECTION 11.03.  NOTICES.......................................................78
SECTION 11.04.  ENTIRE AGREEMENT..............................................78
SECTION 11.05.  WAIVERS AND AMENDMENTS........................................79
SECTION 11.06.  GOVERNING LAW; CHOICE OF FORUM................................79
SECTION 11.07.  BINDING EFFECT; ASSIGNMENT....................................80

SECTION 11.08.  INTERPRETATION................................................80
SECTION 11.09.  NO THIRD-PARTY BENEFICIARIES..................................81
SECTION 11.10.  COUNTERPARTS..................................................81
SECTION 11.11.  EXHIBITS AND SCHEDULES........................................81
SECTION 11.12.  HEADINGS......................................................82
Exhibit A    Aquaculture SRA Assignment and Assumption Agreement
Exhibit B    Assignment and Assumption Agreement
Exhibit C    Bill of Sale and General Assignment
Exhibit D    Acceptance/Granite Re Retrocession Agreement
Exhibit E    IGF/Acceptance Retrocession Agreement
Exhibit F    Granite Re Treaty Reinsurance Contract
Exhibit G    License Agreement
Exhibit H    Management and Services Agreement
Exhibit I    Consulting and Noncompetition Agreement
Exhibit J    Noncompetition Agreement
Exhibit K    Retention and Noncompetition Agreement
Exhibit L    IGF/Acceptance Quota Share Reinsurance Agreement
Exhibit M    SRA Assignment and Assumption Agreement
Exhibit N    Real Estate Leases
Schedule 1.01       Excluded Assets
Schedule 3.03       Conflicts or Violations
Schedule 3.04       Liabilities
Schedule 3.05A      Insurance Contracts
Schedule 3.05B      Other Assigned and Assumed Contracts
Schedule 3.06       Liens
Schedule 3.07       Litigation
Schedule 3.08       Compliance with Laws
Schedule 3.11       Reinsurance Contracts
Schedule 3.12A      List of Requests for Additional Information by RMA
Schedule 3.12B List of Market Conduct Enforcement or Market Conduct Regulations Communication
Schedule 3.13       Computer Software Programs
Schedule 3.16       Furniture, Fixtures and Equipment
Schedule 3.18       Insurance Agents
Schedule 3.19       List of Licenses, Permits, Authorizations and Consents
Schedule 3.20(a)    Sellers GAAP Statements
Schedule 3.20(b)    SAP Statements
Schedule 3.22       Changes
Schedule 3.24       Office Locations
Schedule 4.03       Conflicts or Violations
Schedule 4.05       Purchaser GAAP Statements
Schedule 4.07       Changes
Schedule 5.08       List of Employees and Employee Benefits
Schedule 5.19(b)    Purchasers List of Business Employees

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated May 23, 2001, is entered into by and among ACCEPTANCE INSURANCE COMPANIES INC., a Delaware corporation ("AICI") for itself and on behalf of ACCEPTANCE INSURANCE COMPANY, a Nebraska insurance corporation ("AIC"), AMERICAN GROWERS INSURANCE COMPANY, a Nebraska insurance corporation ("AGIC") and AMERICAN AGRISURANCE, INC., an Iowa corporation ("AMAG") (AICI, AIC, AGIC and AMAG are referred to herein collectively as "Purchaser"), and GORAN CAPITAL INC., a Canadian corporation ("Goran"), SYMONS INTERNATIONAL GROUP, INC., an Indiana corporation ("SIG"), IGF HOLDINGS, INC., an Indiana corporation ("IGFH") and IGF INSURANCE COMPANY, an Indiana insurance corporation ("IGF") (Goran and SIG are referred to collectively in this Agreement as "Shareholders," and IGFH and IGF are referred to collectively in this Agreement as "Sellers").

      WHEREAS, Sellers are entities engaged in the business of providing various types of property and casualty insurance and other services; and

      WHEREAS, upon the terms and subject to the conditions of this Agreement, Sellers desire to sell, and Purchaser desires to acquire certain assets associated with a portion of the business of Sellers, and in connection therewith Purchaser is willing to assume those certain liabilities of Sellers which are identified specifically in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which Purchaser and Sellers hereby acknowledge, Purchaser and Sellers hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      Whenever used in this Agreement the following terms shall have the respective meanings set forth below:

      "A&O" means all administrative and operating reimbursement, and all loss adjustment expense reimbursement, associated with premiums on MPCI policies payable by the FCIC with respect to the Business.

      "ACCEPTANCE/GRANITE RE RETROCESSION AGREEMENT" means the
Acceptance/Granite Re Retrocession Agreement in the form of Exhibit D hereto.

      "ACCOUNTING PRINCIPLES" means United States generally accepted accounting principles consistently applied.

      "ACTION" shall mean any action, suit, arbitration, legal or administrative proceeding pending or, to the knowledge of Sellers contemplated or threatened, by or against or affecting any of Sellers and related to the Business or the Transferred Assets which, individually or in the aggregate, could reasonably be expected to have a Sellers Material Adverse Effect if decided adversely to any of Sellers, including but not limited to the Actions identified in Schedule 3.07.

      "ACTUAL 2001 MPCI AGENT COMMISSION" means the aggregate of Purchaser's (i) reimbursement to Sellers of all Advance MPCI Commission, (ii) commission payments to Agents with respect to Insurance Contracts and pursuant to an Assigned and Assumed Contract listed on Schedule 3.05B and (iii) actual costs for travel, gifts, awards and other performance incentives Purchaser provides to Agents, based on or resulting from written representations or agreements of Sellers or Shareholders with such Agents made prior to Closing, and on the basis of actual Fall Premium and actual Spring Premium written by Agents, including incentive commission payable in 2002 arising from Agents' written commission schedules, amendments and addendums to such commission schedules, advance commission agreements, whether or not such advances are earned; PROVIDED, HOWEVER, that no amount paid to any Agent shall be included in more than one of clause (i), (ii) and (iii) above.

      "ADMINISTRATIVE FEES" means those per policy administrative fees payable by policyholders for MPCI Policies and required to be remitted to FCIC.

      "ADVANCE MPCI COMMISSION" shall mean that portion of the Actual 2001 MPCI Agent Commission actually paid to Agents by Sellers before Closing pursuant to Assigned and Assumed Contracts listed on Schedule 3.05B.

      "ADVANCE OTHER COMMISSION" means that portion of commissions with respect to Crop Hail Policies actually paid to Agents by Sellers before Closing pursuant to an Assigned and Assumed Contract listed on Schedule 3.05B.

      "AFFILIATE" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "AGENT" or "AGENTS" means any or all Persons properly appointed with respect to the Insurance Contracts, and required to be licensed by a Governmental Entity, who submitted to IGF on behalf of an agricultural producer applications for insurance written as part of the Business at any time after January 1, 1996; provided, however, that the use of the capitalized term "Agent" in this Agreement is limited to this meaning only, and does not mean or refer to "agent" in any other sense.

      "AGENT LOANS" means IGF's loans to Agents that are evidenced by notes or loan agreements, to the extent that principal or interest due to Sellers in respect thereof is unpaid on the Closing Date; provided, however, that Agent Loans shall not include those loans that Purchaser, in its sole discretion, elects not to purchase on the Closing Date.

      "ANCILLARY AGREEMENTS" means, collectively, the Crop Hail Retrocession Agreement, the Crop Hail Quota Share Agreement, the Acceptance/Granite Re Retrocession Agreement, the Aquaculture Assignment and Assumption Agreement, the SRA Assignment and Assumption Agreement, the Bill of Sale and General Assignment, the Assignment and Assumption Agreement, the Granite Re Treaty, the Noncompetition Agreement, the Retention and Noncompetition Agreements, the leases and lease assignments to be entered into pursuant to Section 5.12 of this Agreement, the License Agreement and the Management and Services Agreement.

      AQUACULTURE SRA ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Aquaculture SRA Assignment and Assumption Agreement in the form of Exhibit A hereto.

      "ASSIGNABLE LICENSED SOFTWARE" means the Licensed Software as to which (a) no consent to the assignment thereof is required, or (b) consent to the assignment thereof has been obtained on or prior to the Closing Date.

      "ASSIGNED AND ASSUMED CONTRACTS" means all contracts and other agreements
(i) listed on Schedule 3.05A or Schedule 3.05B designated as Assigned and Assumed Contracts; (ii) identified in the Assignment and Assumption Agreement and (iii) other contracts that, although they relate to Transferred Assets and are therefore Assigned and Assumed Contracts, are not required to be individually scheduled on Schedule 3.05B because they relate to the purchase or lease of equipment, materials, supplies or other real or personal property involving amounts not in excess of $10,000, or they relate to the performance of services over a period of not more than thirty days and involving an amount not in excess of $10,000.

      "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement in the form of Exhibit B hereto.

      "ASSUMED EMPLOYEE LIABILITIES" means the obligations of Purchasers created by applicable law to provide any benefit to any Transferred Employees.

      "ASSUMED LIABILITIES" means only those liabilities and obligations of Sellers with respect to (i) the Insurance Contracts, (ii) the Assigned and Assumed Contracts, (iii) agent commissions associated with 2001 MPCI and Crop Hail Policies, including Actual 2001 MPCI Agent Commission, (iv) the leases and lease assignments to be entered into pursuant to Section 5.12 hereof, to the extent the same are unpaid or unperformed on or after the Closing Date, (v) the SRA Assignment and Assumption Agreement, (vi) the Assignment and Assumption Agreement, (vii) the Aquaculture SRA Assignment and Assumption Agreement and
(viii) the Crop Hail

Retrocession Agreement. Without limiting the generality of the preceding sentence, and notwithstanding anything in this Agreement or any of the Ancillary Agreements to the contrary, the Assumed Liabilities shall not include any Excluded Liability.

      "BENEFIT PLANS" shall mean all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any Business Employee, or present beneficiary, dependent or assignee of any such employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "Benefit Plan" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

      "BILL OF SALE AND GENERAL ASSIGNMENT" means the Bill of Sale and General Assignment substantially in the form of Exhibit C hereto.

      "BOOKS AND RECORDS" means the originals or copies of all records (including computer generated, recorded or stored records) relating primarily to the Business, in the care, custody or control of the Sellers, including customer lists, policy information, applications for insurance, insurance contract forms, claim records, sales records, underwriting records, financial records, tax records (provided, however, that state and federal income tax returns and such papers related thereto shall be excluded), personnel records related to Transferred Employees, actual and draft filings with any Governmental Entity and regulatory and compliance records in the possession or control of any of Sellers, including but not limited to the Database and all other forms of recorded, computer generated or stored information relating primarily to the Business; provided, however, if any such records contain information that does not relate to the Business such information which does not relate to the Business shall not constitute "Books and Records."

      "BUSINESS" means the evaluation, management and transfer of agricultural production risks through insurance, reinsurance and otherwise as formerly or presently conducted, or as previously or presently planned or under consideration, by any of Sellers or any of the Business Employees, or utilizing any of the Transferred Assets, including, without limitation, the business known as "Geo Ag", except to the extent primarily related to any Excluded Liability.

      "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in the State of Iowa are permitted or obligated by law to be closed.

      "BUSINESS EMPLOYEES" shall mean all Persons employed by any of Sellers, whether permanent or temporary, full time or part time, under contract or otherwise, as of the date of this Agreement or thereafter until the Closing Date.

      "CLAIM NOTICE" shall mean a written notice specifying the nature and amount of a claim or demand for which any Person seeks indemnification under
Section 9.03 hereof.

      "CLOSING" means the execution and delivery of the Ancillary Agreements and payment of all funds required to be paid upon Closing by Article II of this Agreement.

      "CLOSING DATE" shall mean a date which is the earlier of five business days after the date on which the last consent, approval, authorization or declaration required to be obtained from any Governmental Entity pursuant to this Agreement is made or obtained, or a date which is mutually agreeable to Sellers and Purchasers.

      "COBRA" shall mean Part 6 of Subtitle B of Title I of ERISA or, as applicable, Section 4980B of the Code.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIALITY AGREEMENT" means the Confidential Information Agreement, accepted by AICI effective December 22, 2000, between SIG and AICI.

      "CROP HAIL CROP YEAr" means the one-year period beginning January 1 of any year and continuing through and including December 31 of that year.

      "CROP HAIL POLICIES" shall mean contracts of insurance for agricultural production risks, including but not limited to hail and named perils, which are not reinsured by FCIC.

      "CROP HAIL QUOTA SHARE AGREEMENT" means the IGF/Acceptance Quota Share Reinsurance Agreement in the form of Exhibit L hereto.

      "CROP HAIL RETROCESSION AGREEMENT" means the IGF/Acceptance Retrocession Agreement in the form of Exhibit E hereto.

      "DATABASE" shall mean all records, data, files, input materials, reports or forms related to the Business, prepared or utilized by Sellers for claim, processing, accounting, risk management or other purposes, including but not limited to actual production history, individual unit loss history by crop and other data related to the Business.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended.

      "EXCLUDED ASSETS" shall mean (i) all of the capital stock of IGFH and of IGF; (ii) the Agent Loans specified by Purchasers that they elect not to purchase, in their sole discretion, at

Closing; (iii) all rights of Sellers to any recovery in conjunction with litigation or proceedings arising from changes in the FCIC regulations with respect to prevented planting effective for the 1996 crop year; (iv) all amounts due to Sellers under Section 2.02(h); (v) all of the capital stock of North American Crop Underwriters, Inc.; (vi) all of the equity ownership interests of Geo Ag Plus, LLC and (vii) the other assets listed in Schedule 1.01.

      "EXCLUDED LIABILITY" means all Liabilities of every kind whatsoever arising from or related to acts or events occurring prior to the Closing Date of any of Sellers or any other Person (other than Purchaser), whether or not known, asserted or complete prior to the Closing Date, other than the Assumed Liabilities. Without limiting the generality of the preceding sentence, and except as otherwise provided in this Agreement or any of the Ancillary Agreements, the Excluded Liabilities shall include: (i) any Liabilities arising from or related to any Excluded Litigation, Orders or Sellers Benefit Plans;
(ii) any indemnification obligations of any of Sellers or any other Person, to any officer, director, accountant, financial adviser, underwriter, attorney or to any other Person whether or not related to the Business or to any Transferred Asset; (iii) any obligation of Sellers for Taxes with respect to the Business for all periods ending on or before the Closing Date; (iv) any obligation or liability of any of Sellers arising from one or more of Sellers' failure to perform on or before the Closing Date any of the Assigned and Assumed Contracts or any other contract or agreement, including this Agreement, any of the Ancillary Agreements or any contract or agreement of any of Sellers relating in any way to any transaction contemplated by this Agreement; (v) any expense or obligation of Sellers of any kind incurred in connection with any sale or act contemplated by this Agreement, (vi) any liability or obligation of any Person to any of the Business Employees under any Benefit Plans or otherwise, other than the Assumed Employee Liabilities; (vii) any liability or obligation of any of Sellers or any other Person arising from or resulting from noncompliance prior to the Closing Date with any federal, state, local or foreign laws, regulations, orders, or administrative or judicial determinations; (viii) any liability or obligation of any of Sellers or any other Person resulting from any employment practices applicable to Sellers' employees at any time prior to the Closing Date; (ix) any fines, penalties or liabilities imposed at any time before or after the Closing Date on any of Sellers or any other Person by any Governmental Entity arising from or related to acts or events with respect to the Business, the Transferred Assets or otherwise occurring on or before the Closing Date; or
(x) any brokerage or finder's fee payable by Sellers or any other Person other than Purchaser in connection with any transaction contemplated by this Agreement.

      "EXCLUDED LITIGATION" means (a) any present or future action, suit, arbitration or legal or administrative proceeding, and any present or future criminal, regulatory or administrative actions or investigations by any Governmental Entity, which relate to the Business, any Transferred Asset or any Transferred Employee and to the extent arising from or relating to acts, events or occurrences prior to Closing, and (b) any Action identified in Schedule 3.07 and designated as Excluded Litigation.

      "FALL PREMIUM" means all premium arising from or related to 2001 MPCI Policies, whether paid by an agricultural producer or by FCIC, which is the basis for or otherwise associated with the A&O FCIC pays to Sellers before Closing.

      "FCIC" means the Federal Crop Insurance Corporation.

      "FEDERAL CROP INSURANCE PROGRAM" means the program of agricultural production insurance established by the Federal Crop Insurance Act, the Agricultural Risk Protection Act of 2000 and all related legislation.

      "GOVERNMENTAL ENTITY" shall mean any of the United States, any state and any court or governmental or regulatory authority or agency, domestic or foreign.

      "GRANITE RE" means Granite Reinsurance Company, Ltd., a Barbados corporation.

      "GRANITE RE TREATY" means the reinsurance contract in the form of Exhibit F hereto.

      "INDEMNIFIED PURCHASER PARTY" shall mean Purchasers, their Affiliates and all of their respective successor and assigns.

      "INDEMNIFIED SELLER PARTY" shall mean Sellers and Shareholders, their Affiliates and all of their respective successors and assigns.

      "INSURANCE CONTRACTS" means all contracts of insurance accepted and in force on the Closing Date which are either MPCI Policies written or assumed by IGF with respect to the 2001 MPCI Crop Year, or Crop Hail Policies written or assumed by IGF during the 2001 Crop Hail Year or any Named Peril Crop Year beginning on or after July 1, 2000.

      "INSURANCE LIABILITIES" means all Liabilities arising under or in connection with the Insurance Contracts to the extent unpaid or unperformed on or before the Closing Date.

      "INTANGIBLE ASSETS" means all of Sellers' intangible assets primarily used in or obtained for use in the Business.

      "INTELLECTUAL PROPERTY" means all patents, trade names, trademarks, service marks (excluding the corporate and trade names "IGF"), copyrights and applications for any of them, the Database and all proprietary information, confidential information, loss histories, trade secrets, customer lists, expertise, experience, systems and processes with respect to the Business owned by or licensed to any of Sellers.

      "KNOWLEDGE OF SELLERS" or "SELLERS' KNOWLEDGE" means actual knowledge or knowledge of any of Alan Symons, Douglas Symons, Dennis Daggett, Jim Petersen, Doug Burns, Mike Jones, John Sheeley or Brian Donohue.

      "LIABILITIES" shall mean Liens, debts, liabilities, commitments or obligations of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due on or before the Closing Date or to become due arising from or relating to the Business or to any Transferred Asset including, but not limited to, those identified on Schedule 3.04.

      "LICENSE AGREEMENT" means the License Agreement in the form of Exhibit G hereto.

      "LICENSED SOFTWARE" shall mean all computer software programs of any kind whatsoever licensed to any of Sellers or their Affiliates by any third party and used in the ordinary conduct of the Business by Sellers at any time during the twelve months prior to the date of this Agreement that is designated on Schedule
3.13 for transfer to Purchaser as a Transferred Asset.

      "LIEN" means any pledge, claim, lien, charge, mortgage, encumbrance, security interest of any nature, option, right of first refusal, warrant, or restriction of any kind, including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership; provided that this definition of "Lien" shall not include: (i) liens for current Taxes and assessments not yet due and payable, including, without limitation, liens for nondelinquent ad valorem Taxes and nondelinquent statutory liens arising other than by reason of any default on the part of Sellers, (ii) such liens, minor imperfections of title or easements on real property, leasehold estates or personalty as do not in any material respect detract from the value thereof and do not in any material respect interfere with the present use of the property subject thereto, and
(iii) materialmens, mechanics, workmens, repairmens, employees, carriers, warehousemens and other like liens arising in the ordinary course of business or relating to any construction, rebuilding or repair of any property leased pursuant to any lease agreement, so long as any such lien does not materially impair the value of such leased property.

      "MANAGEMENT AND SERVICES AGREEMENT" means the Management and Services Agreement in the form of Exhibit H hereto.

      "MPCI CROP YEAR" means the one-year period beginning July 1 of any year and continuing through and including June 30 of the immediately following year.

      "MPCI POLICIES" shall mean contracts of insurance reinsured by FCIC.

      "NAMED PERIL CROP YEAR" means any policy period other than a Crop Hail Year that is specified in the declarations of any Crop Hail Policy.

      "NONCOMPETITION AGREEMENT" shall mean (i) the Consulting and Noncompetition Agreements in the form of Exhibit I to be executed by each of Goran Capital Inc. and Symons International Group, Inc., and (ii) the Noncompetition Agreements in the forms of Exhibit J to be executed by each of Sellers, North American Crop Underwriters, Inc., Geo Ag Plus, LLC, Alan G. Symons, Douglas H. Symons and G. Gordon Symons, as the case may be, and AICI pursuant to this Agreement.

      "NOTICE PERIOD" shall mean the twenty (20) days immediately following personal delivery or receipt of a registered or certified mailing of a Claim Notice.

      "ORDER" shall mean any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding on or before the Closing Date against any Person having, or which reasonably could be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect.

      "OWNED SOFTWARE" shall mean each computer software program owned by any of Sellers, or owned by any of Sellers' Affiliates and used in the operation of Business that is designated in Schedule 3.13 for transfer to Purchaser as a Transferred Asset.

      "PERSON" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

      "PURCHASER GAAP STATEMENTS" has the meaning set forth in Section 4.05.

      "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, financial condition or results of operations of AICI, taken as a whole.

      "REINSURANCE CONTRACTS" means all reinsurance contracts with respect to the Business, whether ceded or assumed, to which IGF was a party at any time on or after December 31, 1999 and was in force on or after such date and prior to Closing.

      "REPRESENTATIVE" means any officer, director, employee, attorney, financial advisor, agent or other representative of a Person or those of any of its subsidiaries or Affiliates.

      "RETENTION AND NONCOMPETITION AGREEMENT" means the Retention and Noncompetition Agreement in the form of Exhibit K hereto.

      "RMA" means the Risk Management Agency, a division of the United States Department of Agriculture responsible for administering the FCIC and the Federal Crop Insurance Program.

      "SAP" means Statutory Accounting Principles prescribed or permitted by the Indiana Department of Insurance.

      "SAP STATEMENTS" has the meaning set forth in Section 3.20(b).

      "SEC REPORTS" means the financial statements of any Purchaser included in a registration statement or report filed with the Securities and Exchange Commission since December 31, 1998 under the federal securities laws.

      "SELLERS ACTUAL 2001 MPCI EXPENSE" means the sum determined pursuant to
Section 2.02(f) of this Agreement.

      "SELLERS ESTIMATED 2001 MPCI EXPENSE" means the aggregate amount paid to Sellers by Purchaser pursuant to Sections 2.02(c) and 2.02(e) of this Agreement.

      "SELLERS GAAP STATEMENTS" has the meaning set forth in Section 3.20(a).

      "SELLERS MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business or the financial condition, operations or results of operations of the Business taken as a whole that would make impracticable the Purchaser's conduct of the Business substantially as it is being conducted on the date of this Agreement, including but not limited to any event or series of events that cause the reasonably foreseeable premium from MPCI Policies for the MPCI Crop Year beginning July 1, 2000 or July 1, 2001 to be less than Two Hundred Ten Million Dollars ($210,000,000); provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Sellers Material Adverse Effect: (i) general conditions applicable to the economy of the United States, including changes in the interest rates; (ii) changes in insurance laws or regulations; or (iii) conditions generally affecting the crop insurance or reinsurance industries in the United States.

      "SPRING PREMIUM" means all premiums arising from or related to 2001 MPCI Policies that is not Fall Premium.

      "SPRING PREMIUM A&O" means the A&O payable to Purchasers under the SRA with respect to Spring Premium.

      "SRA" means the Standard Reinsurance Agreements in effect as of the date of this Agreement by and between the FCIC and IGF.

      "SRA ASSIGNMENT AND ASSUMPTION AGREEMENT" means the SRA Assignment and Assumption Agreement in the form of Exhibit M hereto.

      "TANGIBLE ASSETS" means all furniture, fixtures, equipment, supplies and other tangible personal property of each of Sellers used primarily in the Business, whether or not identified on Schedule 3.16, and excluding Excluded Assets.

      "TAX" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, premium, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions.

      "TRANSFER DOCUMENTS" means this Agreement, the Ancillary Agreements and such other documents and instruments consistent with this Agreement as Purchaser may reasonably request, which complete, perfect and evidence Sellers' immediate and unconditional sale and transfer to Purchasers of each of Sellers' respective rights, titles and interests in and to the Transferred Assets and the Business.

      "TRANSFERRED ASSETS" means each of Sellers' respective rights, titles and interests in and to the Business, including but not limited to Advance MPCI Commission, Advance Other Commission, Agent Loans, Assignable Licensed Software, the Assigned and Assumed Contracts, all sums due or to become due to Sellers in respect of any of the Assigned and Assumed Contracts pursuant to this Agreement, the Tangible Assets, the SRA, the Aquaculture SRA, the Books and Records, the Database, the Insurance Contracts, the Intangible Assets, the Intellectual Property, the Licensed Software, the Owned Software, all 2001 MPCI Premium except for Fall Premium paid before Closing, all A&O, except (i) A&O paid by FCIC and received by IGF before Closing and (ii) all A&O reimbursed to IGF under
Section 2.02(h), the Tangible Assets and all other assets referred to in any of the Transfer Documents; provided, however, that the Transferred Assets shall not include any of the foregoing to the extent that they (i) are terminated, transferred or otherwise disposed of as permitted by Section 5.01 hereof between the date of this Agreement and the Closing Date or (ii) constitute Excluded Assets.

      "TRANSFERRED EMPLOYEES" shall mean all Business Employees who are employed by Purchaser as of 12:01 p.m., Central time on the day following the Closing Date.

      "2001 CROP HAIL YEAR" means the one-year period beginning on January 1, 2001 through and including December 31, 2001.

      "2001 MPCI CROP YEAR" means the one-year period beginning on July 1, 2000, through and including June 30, 2001.

      "2001 MPCI POLICIES" means the Sellers' MPCI Policies written for the 2001 MPCI Crop Year.

      "2001 MPCI PREMIUM" means the total aggregate amount of the Fall Premium and the Spring Premium.

                                   ARTICLE II

                       TRANSFER AND ACQUISITION OF ASSETS

      SECTION 2.01. TRANSFER AND ACQUISITION.

            (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each of Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, receive, assume and accept from each of Sellers all of the Transferred Assets and Purchaser shall have exclusive use of the Transferred Assets on and after the Closing Date. All sales, assignments and transfers of the Transferred Assets shall be effected by the Transfer Documents.

            (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall assign and Purchaser shall assume the Assumed Liabilities pursuant to this Agreement and the Assignment and Assumption Agreement and IGF shall cede and Purchaser shall reinsure the Sellers' Insurance Liabilities pursuant to the Crop Hail Retrocession Agreement, the SRA Assignment and Assumption Agreement and the Aquaculture SRA Assignment and Assumption Agreement. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, Purchaser shall not assume and shall not at any time hereafter, including on or after the Closing Date, become obligated to pay, perform, satisfy or discharge any Liability of Sellers, other than the Assumed Liabilities, including but not limited to any Excluded Liability.

            (c) Any transfer or sales tax imposed in connection with the transfer, sale, assumption or recording of the Transferred Assets to be transferred pursuant to Section 2.01(a), or the Assumed Liabilities to be assumed pursuant to Section 2.01(b), or in connection with any transfer of cash or delivery of any property under any provision of Section 2.02, shall be paid equally by Purchaser and Sellers.

      SECTION 2.02. PAYMENTS AND REIMBURSEMENTS.

            (a) Subject to the terms and conditions of this Agreement and the Ancillary Agreements, in consideration of the sale, assignment and transfer under Section 2.01 hereof, at Closing Purchaser shall accept from Sellers the Assumed Liabilities and the Transferred Assets and shall:

                  (i) pay Nine Million Nine-Hundred Thousand Dollars
            ($9,900,000) to IGF by wire transfer of immediately available funds, to an account designated in writing by Sellers to Purchaser no later than two Business Days prior to the Closing Date;

                  (ii) pay Two Million Five-Hundred Thousand Dollars
            ($2,500,000) to IGF by wire transfer in immediately available funds, to an account designated in writing by Sellers to Purchaser no later than two Business Days prior to the Closing Date, for and in consideration of all furniture, fixtures and equipment and Owned Software sold by IGF to Purchaser pursuant to this Agreement;

                  (iii) reimburse IGF by wire transfer in immediately available funds, to an account designated in writing by Sellers to Purchaser no later than two Business Days prior to the Closing Date, the aggregate of all Advance MPCI Commission and Advance Other Commission in the amounts certified by IGF on the Closing Date; and

                  (iv) pay IGF by wire transfer in immediately available funds, to an account designated in writing by Sellers to Purchaser no later than two Business Days prior to the Closing Date an amount equal to the aggregate amount of all principal and interest due to Sellers unpaid on the Closing Date with respect to all Agent Loans that Purchaser, in its sole discretion, elects to purchase on the Closing Date.

            (b) Purchaser will remit to FCIC all 2001 MPCI Premium and Administrative Fees paid after Closing, and Sellers will remit to FCIC all 2001 MPCI Premium and Administrative Fees paid before Closing. Sellers will retain all A&O paid by FCIC and received by Sellers before Closing. On or before June 30, 2001, Purchasers will pay IGF an amount equal to three percent (3%) of the estimated Fall Premium.

            (c) Purchaser agrees to (i) reimburse IGF for the pro rata portion of the 2001 A&O which IGF earned before the Closing Date based upon the formulas contained in SECTIONS 2.02(C), 2.02(D), 2.03(E), 2.02(F) AND 2.02(G) of this Agreement and, (ii) from such 2001 A & O reimbursement, pay on behalf of IGF the Actual 2001 MPCI Agent Commission in excess of Advance MPCI Commission to the Agents entitled thereto. On or before September 15, 2001 Purchaser will determine and will advise Sellers of the aggregate Spring Premium A&O received by Purchasers as of September 10, 2001. Purchasers will remit to IGF by wire transfer in immediately available funds to an account designated in writing by Sellers an amount equal to:

                  (i) The aggregate Spring Premium A&O received by Purchasers as of September 10, 2001; plus,

                  (ii) Six percent (6%) of the aggregate Spring Premium that was the basis for calculating the aggregate Spring Premium A&O received by Purchasers as of September 10, 2001; plus,

                  (iii) All portions of the Actual 2001 MPCI Agent Commission in excess of Advance MPCI Commission, if any, actually paid to Agents by Sellers before Closing pursuant to Assigned and Assumed Contracts identified in Schedule 3.05B; minus,

                  (iv) Eighteen and Eight-Tenths Percent (18.8%) of the
            aggregate Spring Premium that was the basis for calculating the aggregate Spring Premium A&O received by Purchasers as of September 10, 2001; minus,

                  (v) Eighteen and Eight-Tenths Percent (18.8%) of the estimated
            Fall Premium; minus,

                  (vi) Six Million Five Hundred Thousand Dollars ($6,500,000).

            (d) On or before November 15, 2001, Purchaser will determine and will advise Sellers of the actual Spring Premium received or receivable by Purchasers as of November 1, 2001, the Fall Premium received by Purchaser as of November 1, 2001, and the A&O with respect to Fall Premium, if any, received by Purchaser after the Closing Date and on or before November 1, 2001, and will make the following calculation:

                  (i) The aggregate Spring Premium A&O received by Purchasers as of November 1, 2001; plus,

                  (ii) Six percent (6%) of the Spring Premium received or
            receivable by Purchasers as of November 1, 2001; plus,

                  (iii) All portions of the Actual 2001 MPCI Agent Commission in excess of Advance MPCI Commission, if any, actually paid to Agents by Sellers before Closing pursuant to Assigned and Assumed Contracts identified in Schedule 3.05B; plus

                  (iv) Three percent (3%) of the Fall Premium; plus,

                  (v) The A&O with respect to Fall Premium, if any, received by
            Purchaser after the Closing Date; minus,

                  (vi) Eighteen and Eight-Tenths (18.8%) of the Spring Premium
            received or receivable by Purchasers as of November 1, 2001; minus,

                  (vii) Eighteen and Eight-Tenths Percent (18.8%) of the Fall
            Premium; minus,

                  (viii) Six Million Five Hundred Thousand Dollars ($6,500,000);
            minus

                  (ix) All payments previously made to Sellers by Purchaser
            pursuant to Sections 2.02(b) and 2.02(c) of this Agreement.

            (e) If the amount calculated pursuant to Sections 2.02(d)(i) through 2.02(d)(viii) is greater than the amount stated in Section 2.02(d)(ix), Purchasers shall remit the difference to IGF. If the amount calculated pursuant to Sections 2.02(d)(i) through 2.02(d)(viii) is less than the amount stated in Section 2.02(d)(ix), IGF shall remit the difference to Purchasers.

            (f) On or before August 15, 2002, Purchasers will determine and will advise Sellers of the actual Spring Premium, the actual Fall Premium and the Actual 2001 MPCI Agent Commission, and will make the following calculation:

                  (i) The Spring Premium A&O received by Purchasers; plus,

                  (ii) Six percent (6%) of the Spring Premium; plus,

                  (iii) Three percent (3%) of the Fall Premium; plus,

                  (iv) All portions of the Actual 2001 MPCI Agent Commission in excess of Advance MPCI Commission, if any, actually paid to Agents by Sellers before Closing pursuant to Assigned and Assumed Contracts identified in Schedule 3.05B; plus,

                  (v) The A&O, if any, with respect to Fall Premium received by
            Purchaser after the Closing Date; minus,

                  (vi) Two and One-Half Percent (2.5%) of the Spring Premium;
            minus,

                  (vii) Two and One-Half Percent (2.5%) of the Fall Premium;
            minus,

                  (viii) The Actual 2001 MPCI Agent Commission; minus,

                  (ix) Six Million Five Hundred Thousand Dollars ($6,500,000).

            (g) If Sellers Actual 2001 MPCI Expense is greater than Sellers Estimated MPCI Expense, then Purchasers will remit the amount of the difference to IGF on or before September 15, 2002. If Sellers Actual 2001 MPCI Expense is less than Sellers Estimated MPCI Expense, then IGF will remit the amount of the difference to Purchasers on or before September 15, 2002.

            (h) Not later than thirty (30) days following the end of any calendar quarter beginning after the Closing Date during which Purchaser receives any premium, A&O, underwriting gain, or any other interest arising from or related to MPCI policies previously insured by Sellers with respect to Crop Years prior to the 2001 MPCI Crop Year, Purchaser will remit the entire amount received during that calendar quarter to

      Sellers; provided, however, that Purchaser may deduct from such payment an amount equal to any amount RMA has determined to be due to FCIC as a result of any act, error or omission of Sellers prior to the Closing Date.

      SECTION 2.03. PLACE AND DATE OF CLOSING. The Closing shall take place at the offices of AMAG in Council Bluffs, Iowa at 10:00 a.m., Central time on the Closing Date.

      SECTION 2.04. TRANSACTIONS TO BE EFFECTED AT THE CLOSING.

            (a) At the Closing, Sellers and Shareholders shall execute (where appropriate), and Goran shall cause Granite Re to execute where appropriate, and deliver to Purchaser the Ancillary Agreements and such other agreements, instruments and documents as are required by this Agreement to be delivered by Sellers at the Closing.

            (b) At the Closing, Purchaser shall execute and deliver to Sellers, Shareholders and Granite Re (as appropriate) the Ancillary Agreements and such other agreements, instruments and documents as are required by this Agreement to be delivered by Purchaser at the Closing.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

      Within six days following the execution of this Agreement the Sellers shall deliver to Purchaser a letter designated as the disclosure letter (the "Disclosure Letter"), with all references to "Schedule" in the Disclosure Letter to coordinate with the particular section number hereof. Upon the delivery of the Disclosure Letter to Purchaser, Purchaser shall have a period of 48 hours thereafter to terminate this Agreement in its sole and absolute discretion. Sellers and

Shareholders jointly and severally hereby represent and warrant to Purchaser that the following statements are true and correct as of the date of this Agreement or such other time as may be specified in such statements.

      SECTION 3.01. ORGANIZATION, STANDING AND AUTHORITY. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on the operations of the Business as they are now being conducted and to own, use, transfer and sell the assets, rights, benefits and obligations being transferred to Purchaser pursuant to this Agreement and the Ancillary Agreements.

      SECTION 3.02. AUTHORIZATION. Each Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements either executed or to be executed by it, and the performance by each Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of each Seller. This Agreement and each Ancillary Agreement executed on the date of this Agreement has been duly executed and delivered by each Seller and, subject to the due execution and delivery hereof by Purchaser, is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws relating to or affecting creditors' rights generally. As of the Closing Date, the Ancillary Agreement(s) to be executed and delivered by each Seller on such Closing Date will have been duly executed and delivered by each such Seller and, subject to the due execution and delivery of such agreements by Purchaser, the Ancillary Agreement(s) to be executed by each Seller shall be the valid and binding obligation of such

Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws relating to or affecting creditors' rights generally.

      SECTION 3.03. NO CONFLICT OR VIOLATION, ETC. Except as disclosed in
Schedule 3.03, the execution and delivery by each Seller of this Agreement and of the Ancillary Agreements to which it is a party do not, and the consummation by each Seller of the transactions contemplated by this Agreement and by such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (a) conflict with any of the provisions of the Articles of Incorporation, Bylaws or other charter documents of such Seller, (b) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of such Seller under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which such Seller is a party or by which such Seller or any of its assets is bound or affected, or (c) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to such Seller or any of its properties or assets. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to any Seller, in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby, except for the particular filings, notices, consents, approvals, authorizations and declarations set forth in Schedule 3.03.

      SECTION 3.04. NO UNDISCLOSED LIABILITIES. There are no Liabilities except as described in Schedule 3.04 or reflected on the most recent balance sheets included in the GAAP Statements or SAP Statements identified in Section 3.20, or incurred by the Sellers in the ordinary course of business since the date of the most recent balance sheet included in the GAAP Statements.

      SECTION 3.05. CONTRACTS. Schedule 3.05A contains a complete and correct list of all Insurance Contracts in force on the date hereof. Schedule 3.05B contains a complete and correct list of all contracts, agreements and commitments of every kind whatsoever to which any of Sellers or Sellers' Affiliates are a party as of the date hereof which relate to the Business or the Transferred Assets, or the material breach, immediate termination or cancellation of which reasonably would be expected to disrupt or interfere with the normal operations of the Business, except only (i) contracts, agreements and commitments that relate to an asset that is not a Transferred Asset and Reinsurance Contracts listed on Schedule 3.11 and (ii) contracts, agreements and commitments that, although they relate to Transferred Assets and are therefore Assigned and Assumed Contracts, are not required to be individually scheduled on
Schedule 3.05B because they relate to the purchase or lease of equipment, materials, supplies or other real or personal property involving amounts not in excess of $10,000, or they relate to the performance of services over a period of not more than thirty days and involving an amount not in excess of $10,000. There are no written representations or agreements between Sellers or Shareholders with Agents regarding Actual 2001 MPCI Agent Commissions except as set forth in Schedule 3.05B. Each of the contracts, agreements and commitments listed on Schedule 3.05A and Schedule 3.05B is in full force and effect and is the valid and binding obligation of each party thereto, except as the enforceability of any thereof may be limited by bankruptcy and other similar laws relating to or affecting creditors' rights generally. Except as specifically set forth in Schedule 3.05B, none of Sellers, or to the Knowledge of Sellers, no other Person is (or, with the giving of notice or the lapse of time or both, will be) in violation or breach of or default under any of the contracts, agreements or commitments listed on Schedule 3.05B.

      SECTION 3.06. TITLE TO ASSETS. Sellers have good and valid title to all of the Business and Transferred Assets, free and clear of all Liens, except for Liens disclosed in Schedule 3.06. At the Closing, Purchaser will acquire the Transferred Assets for its exclusive use free and clear of all Liens, except for any Liens arising from acts of Purchaser or any of its Affiliates. As of the Closing Date Shareholders shall have no right, title or interest in the Transferred Assets. Notwithstanding the foregoing, neither Sellers nor Shareholders have made any independent inquiries regarding Intangible Assets or Intellectual Property that is derived from or related to the personal efforts, expertise or experience of any of the Business Employees. Neither Shareholders nor Sellers make any representation or warranty that any of them have any right, title or interest in Intangible Assets or Intellectual Property that is derived from or related to the personal efforts, expertise or experience of any of the Business Employees; however, Sellers shall convey whatever right, title or interest, if any, any of them may have in such assets or property to Purchaser pursuant to this Agreement and the Ancillary Agreements.

      SECTION 3.07. LITIGATION; ORDERS. Except as disclosed in Schedule 3.07, there are no Actions or Orders.

      SECTION 3.08. COMPLIANCE WITH LAWS. Except where such violation or failure to comply would not individually or in the aggregate result in a Sellers Material Adverse Effect or except as disclosed in Schedule 3.08, each Seller has complied, and is in compliance, with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, and none of Sellers have received any notice or other communication whether oral or written from any Governmental Entity, arbitrator or any other Person regarding any such actual or alleged violation or failure to comply.

      SECTION 3.09. EMPLOYEE MATTERS.

            (a) Sellers have not directly or indirectly acted in any manner or incurred any obligation or liability with respect to any Business Employee, employment matter or Benefit Plan which has or could give rise to any Liens on any of the Transferred Assets, or which could result in any liability to or obligation of Purchaser, whether arising out of the establishment, operation, administration or termination of such employment matter or Benefit Plan or any transaction contemplated by this Agreement.

            (b) Sellers will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to Business Employees, Persons who previously were Business Employees or the beneficiaries or dependents of any of them, under COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. Sellers will continue the health benefit coverage required by COBRA.

            (c) Each Retention and Noncompetition Agreement that is included as an Assigned and Assumed Contract is in full force and effect, is validly executed and is the valid and binding obligation of each party thereto. Each individual identified in each agreement is an employee of the Sellers as of the date of this Agreement.

      SECTION 3.10. BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any contract, agreement, understanding or arrangement made by or on behalf of Sellers.

      SECTION 3.11. REINSURANCE CONTRACTS. Schedule 3.11 sets forth a complete and accurate list of all Reinsurance Contracts. Sellers are not in default as to any provision in any Reinsurance Contract and to the Knowledge of Sellers no other party to any Reinsurance Contract is in default as to any provision thereof. On the Closing Date and immediately before Closing, Sellers will not be a party to any Reinsurance Contracts.

      SECTION 3.12. COMPLIANCE DISPUTES. Schedule 3.12A sets forth a complete and accurate list of all requests by RMA for additional information regarding MPCI Policies which have not resulted in a final, nonappealable determination by RMA as of the date of this Agreement regarding whether the MPCI Policies complied with FCIC requirements. Schedule 3.12B sets forth a complete and accurate list of all market conduct enforcement or market conduct regulatory communications (including complaints, notices and directives) received by any of Sellers with respect to the Business from any state insurance regulatory authority or Government Entity other than RMA since January 1, 2000.

      SECTION 3.13. COMPUTER SOFTWARE.

            (a) Schedule 3.13 hereto contains a true and complete listing of all computer software programs used and necessary in the conduct of the Business at any time since January 1, 2000. Schedule 3.13 hereto also identifies whether each such computer software program is Owned Software or Licensed Software and whether each such program will be transferred to Purchaser at Closing as a Transferred Asset.

            (b) On the Closing Date, Purchaser will have, pursuant to an assignment of all of the rights to the Owned Software and the Assignable Licensed Software, the right to use the Assignable Licensed Software generally in the same manner and to the same extent as the software was used by Sellers prior to the Closing Date and ownership of the Owned Software, both free and clear of any royalty or other similar payment obligations or Lien except to the extent being paid by Sellers.

      SECTION 3.14. DATABASE. Subject to Closing and from and after the Closing Date, the Database will be for the exclusive use of Purchaser and Sellers will no longer possess any interest, title, Lien or right to use the Database, subject to Section 5.16 of this Agreement.

      SECTION 3.15. TAXES.

            (a)(i) There are no Liens for Taxes imposed upon any of the Transferred Assets that were imposed in connection with any failure (or alleged failure) of any Seller to pay any Tax; (ii) each of Sellers has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049 of the Code, as well as similar provisions under any other laws; and (iii) none of the Transferred Liabilities of any of Sellers is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

            (b) Sellers have withheld from their employees and other payees (and timely paid to the appropriate Governmental Entity) all amounts required by the Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment Tax withholding for all types of compensation, and withholding from payments to non-United States persons) for all periods through the date hereof.

      SECTION 3.16. CONDITION OF TANGIBLE ASSETS. All Tangible Assets which are included in the Transferred Assets are in good operating condition and repair, subject only to normal wear and maintenance and obsolescence, are useable in the regular and ordinary course of the Business. No Person other than Sellers owns any of the Tangible Assets necessary to the operation of the Business, except for leased items identified as such on Schedule 3.16, and subject to a contract or agreement listed on Schedule 3.05B.

      SECTION 3.17. INTELLECTUAL PROPERTY, COMPUTER SOFTWARE AND DATABASE. Except to the extent that any exceptions to the following representations and warranties does not have a material adverse effect individually or in the aggregate:

            (a) Sellers own or lawfully possess sufficient legal rights to all the Database, Owned Software, Licensed Software and all other Intellectual Property as are actually used by Sellers in the conduct of the Business as currently conducted.

            (b) With respect to the Business, none of Sellers is using any confidential information, patents, copyrights, trademarks, service marks, trade names, trade secrets, licenses, computer software, computer software, databases and other proprietary rights and processes of any other Person without such Person's permission.

            (c) None of Sellers has violated, or has received any written or oral communications alleging that any such Seller has violated or, by conducting the Business would violate, any patents or copyrights of any other Person. With respect to the Business, none of Sellers has knowledge
      (i) that any Intellectual Property used by Sellers in the Business is the subject of any application for any form of protection or exclusive rights by any Person other than Sellers, or (ii) that any of the Intellectual Property, Owned Software, Licensed Software or Database has been legally declared unprotected, non-proprietary or non-exclusive or is the subject of any pending or threatened Action for opposition, cancellation or a declaration of invalidity or is infringed by the activities of another.

            (d) With respect to the Business, Sellers have the right, subject to
      Section 3.13(b), to use free and clear of any interference by others all of the Intellectual Property, Owned Software, Licensed Software and Database.

      SECTION 3.18. INSURANCE AGENTS. Schedule 3.18 contains, to Sellers' Knowledge, true, complete and accurate information as of the date of this Agreement regarding all Agents including their names, addresses, telephone numbers, electronic mail addresses and gross premiums written for or on behalf of Sellers by line of business for each of 1999, 2000 and 2001. Since January 1, 2001, no Agents have terminated any agency contract or other agreement with Sellers, cancelled or relinquished their appointment by IGF, given Sellers notice of their intent to terminate any of their contracts or other agreements with any of Sellers or Sellers' Affiliates, materially breached any contract or other agreement with Sellers or taken any action which would, with the passage of time, result in termination of any of the Agent's contracts or other agreements with any of Sellers or Sellers' Affiliates except as set forth in
Schedule 3.18. Except
as set forth in Schedule 3.18, each Agent who produced any portion of the 2001 MPCI Premium recorded in the Database prior to the date of this Agreement was duly appointed by IGF and, to Sellers' Knowledge, held all licenses required in the states in which such 2001 MPCI Premium was produced.

      SECTION 3.19. LICENSES. Schedule 3.19 is a complete list of all licenses, permits, authorizations and consents provided or issued to any of Sellers by any Governmental Entity and necessary for the conduct of the Business or full utilization of the Transferred Assets.

      SECTION 3.20. FINANCIAL STATEMENTS.

            (a) GAAP STATEMENTS. Schedule 3.20(a) includes the unaudited balance sheet of IGFH at December 31, 2000, the unaudited income statements of IGFH for the years ended December 31, 1998, 1999 and 2000 and on the Closing Date will include the unaudited balance sheet and income statement of IGFH for the three-month period ended March 31, 2001 (the "Sellers GAAP Statements"). The Sellers GAAP Statements are in accordance with the Books and Records, have been prepared in accordance with Accounting Principles (except with respect to the omission of footnotes) applied on a consistent basis throughout the periods covered by such statements, and on the Closing Date will fairly present the financial position of IGFH at the date of the respective balance sheets and the results of the operation of IGFH for the periods covered by the respective income statements included in the Sellers GAAP Statements.

            (b) SAP STATEMENTS. Schedule 3.20(b) includes the unaudited statutory statement for IGF at December 31, 2000, the unaudited statutory statement for IGF as of March 31, 2001 and the audited statutory statements of IGF for the years ended

      December 31, 1998 and 1999 (the "SAP Statements"). The SAP Statements were prepared in accordance with statutory accounting practices (except with respect to the omission of footnotes) prescribed or permitted by the Indiana Department of Insurance, present fairly the admitted assets, liabilities, capital and surplus of IGF and the results of its operations for each of the periods then ended in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance; provided, however, the parties agree and acknowledge that there are no statutory accounting practices prescribed by the National Association of Insurance Commissioners with respect to revenues from crop insurance.

      SECTION 3.21. DISCLOSURE. No representation or warranty of Sellers in this Agreement, nor any certificate, schedule, exhibit or written information furnished to or to be furnished by Sellers pursuant to this Agreement or the Ancillary Agreements, or any document or certificate delivered to Purchaser by or on behalf of Sellers pursuant to this Agreement or the Ancillary Agreements, contains or will contain, on the date of such statement, certificate, schedule, exhibit or document, any untrue statement of material fact, or omits or will omit, on such date, a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

      SECTION 3.22. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.22, since December 31, 2000 Sellers have not in connection with the Business,
(i) suffered any change constituting a Sellers Material Adverse Effect, (ii) materially changed the accounting principles, operations, practices or methods utilized with respect to the Business, or (iii) taken any action of the type described in Section 5.01 of this Agreement.

      SECTION 3.23. INSURANCE CONTRACTS.

            (a) All insurance policy benefits payable by Sellers under the Insurance Contracts pursuant to claims which have been filed with any of them have, in all material respects, been paid in accordance with the terms of the Insurance Contracts and applicable provisions of state law and the Federal Crop Insurance Programs under which they arose, are being processed in the ordinary course of Sellers' business or are in dispute under circumstances which Sellers believe constitute a reasonable basis to contest payment;

            (b) The underwriting standards utilized and ratings applied with respect to the Business by Sellers and by any other entity that is a party to or bound by any Reinsurance Contracts, including the MPCI Quota Share Contract effective July 1, 1997 issued to Continental Casualty Company by IGF and the MPCI Quota Share Agreement effective July 1, 1997 issued to IGF by Continental Casualty Company, conform in all material respects to industry accepted practices and the standards and ratings required pursuant to the terms of such respective Reinsurance Contracts;

            (c) Except as set forth in Schedule 3.18, each Agent, at the time such Agent wrote, sold or produced any MPCI Policies or any Crop Hail Policies for IGF, was duly appointed by IGF and, to Sellers' Knowledge, was duly licensed as an insurance agent (for the type of business written, sold or produced by such Agent) in the particular jurisdiction in which such Agent wrote, sold or produced such business;

            (d) To Sellers' Knowledge, no Agent has violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the Business, except where such violation would not have a material adverse effect on the Business;

            (e) All Insurance Contracts have been issued, to the extent required under applicable law, on forms approved by the FCIC or the insurance regulatory authority of the state where issued or, to the extent required by applicable law, have been filed with and not objected to by such authority within the period provided for objections; and any premium rates with respect to the Business required to be filed with or approved by insurance regulatory authorities have been so filed or approved and premiums charged conform thereto in all material respects.

      SECTION 3.24. OFFICE PREMISES. Schedule 3.24 identifies each location utilized by Sellers as a primary work site for any Business Employees, and the number of Business Employees for which that location is the Business Employees' primary work site. The square footage of each identified location actually utilized by Sellers as of the date of this Agreement for conducting the Business, and if leased the name and address of the owner's representative, and the terms and conditions of Sellers' current lease also are set forth in
Schedule 3.24.

      SECTION 3.25. SOLVENCY. Each of IGF and IGFH are solvent as of the date of this Agreement, and none will be rendered insolvent by the execution and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No action has been taken by or on behalf of any of the Sellers for the termination, winding up, liquidation or dissolution of any of them or to make any assignment for the benefit of creditors. None of the Sellers is unable to pay its debts as they mature. None of the Sellers has filed a petition in voluntary liquidation or bankruptcy or under other similar laws or has commenced any case or proceeding under applicable insolvency or bankruptcy laws or other similar laws. None of the Sellers has consented to the appointment of a receiver, administrator, custodian, liquidator or trustee of all or any part of the assets of any of the Sellers. None of the Sellers has taken any corporate action for the purpose of effecting any of the foregoing. No order or decree has been rendered by any Governmental Entity with respect to any of the Sellers regarding any of the foregoing. None of the Sellers has been adjudicated as bankrupt or insolvent. No petition for any proceeding in bankruptcy, liquidation or insolvency or for the reorganization or readjustment of indebtedness has been filed with respect to any of the Sellers. No case or proceeding has been commenced under any applicable bankruptcy or insolvency laws against any of the Sellers. No receiver, administrator, custodian, liquidator or trustee has been appointed for any of the Sellers or any part of the assets of any of the Sellers.

      SECTION 3.26. RESERVES. Notwithstanding any other provision of this Agreement to the contrary, Sellers make no representation or warranty that its reserves for losses and loss adjustment expenses or uncollectible reinsurance with respect to the Insurance Contracts or the Reinsurance Contracts are adequate or sufficient.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Purchasers jointly and severally hereby represent and warrant to Sellers and Shareholders that the following statements are true and correct as of the date hereof or such other times, and will be true and correct or such other time as may be specified in such statements.

      SECTION 4.01. ORGANIZATION, STANDING AND AUTHORITY. Each of AICI, AIC, AGIC and AMAG is duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to carry on the operations of its business as they are now being conducted.

      SECTION 4.02. AUTHORIZATION. Each of AICI, AIC, AGIC and AMAG has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement or under each of the Ancillary Agreements to be executed by it, as the case may be. The execution and delivery by each of AICI, AIC, AGIC and AMAG of this Agreement and of the Ancillary Agreements executed and to be executed by it, and the performance by each of AICI, AIC, AGIC and AMAG of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of each of AICI, AIC, AGIC and AMAG and its shareholders. This Agreement and each of the Ancillary Agreements executed on the date of this Agreement has been duly executed and delivered by AICI on behalf of itself and each of AIC, AGIC and AMAG and, subject to the due execution and delivery hereof by Sellers, is a valid and binding obligation of each of AICI, AIC, AGIC and AMAG, enforceable against each of AICI, AIC, AGIC and AMAG in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement executed and delivered by each of AICI, AIC, AGIC and AMAG will have been duly executed and delivered by each of AICI, AIC, AGIC and AMAG and, subject to the due execution and delivery of such agreements by Sellers, each Ancillary Agreement executed by each of AICI, AIC, AGIC and AMAG is a valid and binding obligation of them, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.03. NO CONFLICT OR VIOLATION, ETC. Except as disclosed in
Schedule 4.03, the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and of such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (a) conflict with any of the provisions of any Articles of Incorporation or Bylaws or other charter documents of Purchaser, (b) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of Purchaser under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which such Seller is a party or by which Purchaser or any of its assets is bound or affected, or (c) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Purchaser or any of its properties or assets. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to any of the Purchasers, in connection with the execution and delivery of this Agreement by such Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for
(i) the
particular filings, notices, consents, approvals, authorizations and declarations set forth in Schedule 4.03.

      SECTION 4.04. BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any contract, agreement, understanding or arrangement made by or on behalf of Purchaser or any Affiliate of Purchaser.

      SECTION 4.05. GAAP FINANCIAL STATEMENTS. Schedule 4.05 includes the balance sheet of each Purchaser at December 31, 2000, and the income statements of each Purchaser for the years ended December 31, 1998, 1999 and 2000, and
Schedule 4.05 is deemed to include the SEC Reports filed with the Securities and Exchange Commission on the date of this Agreement and on the Closing Date will be deemed to include the SEC Reports filed with the Securities and Exchange Commission on the Closing Date (the "Purchaser GAAP Statements"). The Purchaser GAAP Statements are in accordance with the books and records of Purchaser, have been prepared in accordance with Accounting Principles (except with respect to the omission of footnotes as to any unaudited Purchaser GAAP Statements) applied on a consistent basis throughout the periods covered by such statements, and on the Closing Date will fairly present the financial position of each such Purchaser at the most recent balance sheet date included in such Purchaser GAAP Statements and the results of the operation of such Purchaser for the periods covered by such Purchaser GAAP Statements.

      SECTION 4.06. DISCLOSURE. No representation or warranty of Purchasers in this Agreement, nor any certificate, schedule, exhibit or written information furnished to or to be furnished by Purchasers pursuant to this Agreement or the Ancillary Agreements, or any document or certificate delivered to Sellers by or on behalf of Purchasers pursuant to this Agreement or the Ancillary Agreements, including the SEC Reports, contains or will contain, on the date of such statement, certificate, schedule, exhibit, document or SEC Report, any untrue statement of material fact, or omits or will omit, on such date, a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

      SECTION 4.07. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.07, since December 31, 2000 Purchasers have not in connection with its business, (i) suffered any change constituting a Purchaser Material Adverse Effect, or (ii) materially changed the accounting principles, operations, practices or methods utilized with respect to its business.

                                    ARTICLE V

                                OTHER AGREEMENTS

      SECTION 5.01. CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers and Shareholders shall carry on the Business only in the ordinary course of business. To the extent consistent therewith, Sellers and Shareholders shall use their commercially reasonable best efforts to preserve intact the current business organization of the Business, keep available the services of the Business Employees and preserve the Businesses' relationships and goodwill with Business Employees, Agents, brokers, intermediaries, customers, agricultural producers, reinsurers, RMA, state insurance regulatory authorities and others having business relationships with or interests in the Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers and Shareholders shall not, without the prior consent of
Purchaser:

            (a) otherwise than in the ordinary course of business consistent with past practice, (i) terminate, transfer or otherwise dispose of any material assets which otherwise would be Transferred Assets, or (ii) enter into, modify, waive any material provision of or otherwise or change in any material respect any Assigned and Assumed Contract;

            (b)(i) permit or allow any of the Transferred Assets to become subject to any Liens, (ii) waive any material claims or rights relating to the Business or (iii) grant any increase in the compensation or benefits of, or amend, modify or establish any new Benefit Plan or plan of compensation for Business Employees (including any increase in compensation pursuant to any new or existing bonus, pension, profit-sharing or other plan or commitment); other than in connection with normal employee salary reviews or replacement of employees necessary to run the Business;

            (c) enter into or renew any Insurance Contract except in the ordinary course of business in accordance with the underwriting policies, procedures and guidelines relating to the Business in effect prior to the date of this Agreement;

            (d) other than in connection with normal reviews or planned reduction of staff, or termination for cause, terminate the employment of any Business Employees individually or in the aggregate material to operation of the Business, or enter into any severance or termination agreement or arrangement with any Business Employee except to the extent required by law or Sellers' Benefit Plans;

            (e) make any material change in the underwriting, reinsurance, accounting, establishment of reserves, investment or claims adjustment policies and practices of any of Sellers involving or relating to the Business, including, without limitation, any change which has the effect of materially accelerating the recording and billing of premiums or accounts receivable or retarding the payment of expenses or establishing reserves in connection with the Business, or has the effect of materially altering, modifying or changing the historic operating, financial or accounting practices or policies of Sellers involving or relating to the Business;

            (f) incur any indebtedness for borrowed money involving or relating to the Business or any of the Transferred Assets, except in the ordinary course of business;

            (g) waive any rights or cancel or forgive any claims, debts or accounts receivable that would otherwise be a Transferred Asset, except in the ordinary course of business;

            (h) take any action nor fail to take any action which would cause a Sellers Material Adverse Effect; or

            (i) commit or agree to take any of the foregoing actions.

      SECTION 5.02. ACCESS TO INFORMATION; ASSISTANCE; CONFIDENTIALITY; RENEWAL BUSINESS. Sellers and Shareholders shall afford, prior to Closing, Purchaser and Purchasers' directors, officers, employees, legal counsel, retained financial advisors, retained professional accountants and actuaries and other approved representatives:

            (a) Reasonable access during normal business hours to all Books and Records including, but not limited to, the (i) Insurance Contracts, Assigned and Assumed Contracts, the Database, Reinsurance Contracts and all other Contracts and agreements relating to the Business or the Transferred Assets, (ii) all records and information relating to Agents;
      (iii) all information regarding Sellers' allocation among FCIC reinsurance funds of Sellers' MPCI Policies for the 2001 MPCI Crop Year, and for the 2000, 1999 and 1998 MPCI Crop Years; and (iv) all personnel records relating to Business Employees except as prohibited by law. During such period, Sellers shall furnish as promptly as practicable to Purchaser such information concerning the Business Agents, Business Employees, Transferred Assets and all other subject matter of this Agreement as Purchaser may from time to time reasonably request.

            (b) Cooperation and assistance in understanding and interpreting the Books and Records, particularly with respect to Agents, Business Employees and 2001 MPCI Premium.

            (c) Purchaser agrees that it will hold any information obtained from Sellers and Shareholders pursuant to this Agreement and before the Closing Date in confidence except as otherwise required by law, provided that Purchaser shall immediately notify Sellers of any legal requirement that Purchaser believes might require disclosure notwithstanding this clause such that Sellers might take action to seek an injunction or protective order in connection with such legal requirement.

            (d) After the Closing Date and upon Purchaser's request, Sellers and Shareholders shall cooperate with Purchaser as reasonably requested to assist Purchaser in responding to inquiries from Agents and regarding Insurance Contracts, at no cost to Sellers.

      SECTION 5.03. COMMERCIALLY REASONABLE EFFORTS.

            (a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, all transactions contemplated by this Agreement.

            (b) Purchaser agrees to use commercially reasonable efforts to deliver, or cause to be delivered, to IGF no later than 4:00 p.m., Central time Thursday, May 24, 2001 the pre-acquisition notification forms for the States of Arkansas, Illinois, Kentucky and Missouri.

      SECTION 5.04. CONSENTS, APPROVALS AND FILINGS.

            (a) Sellers, Shareholders and Purchaser will make all necessary filings, if any, as soon as practicable, including any filing required with the FCIC, under the HSR Act and under applicable state insurance laws, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, Sellers, Shareholders and Purchaser each will use commercially reasonable efforts (without the payment of money, except for filing fees and professional fees, or the commencement of litigation), and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary consents, approvals, permits or authorizations of Governmental Entities, including the FCIC and under the HSR Act and under applicable state insurance laws, and consents or waivers of all third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each of Sellers and Purchaser shall use its reasonable best efforts to provide such information and communications to Governmental Entities regarding transactions contemplated by this Agreement as such Governmental Entities may reasonably request; and

            (b) Each of Sellers, Shareholders and Purchaser shall notify the other party and keep it advised as to the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement.

            (c) Subject to Section 6.01 and Section 7.01 of this Agreement, to the extent that the assignment or transfer or attempted assignment or transfer to Purchaser of any Assigned and Assumed Contracts, Licensed Software or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers.

      Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser substantially the same economic benefits of any such Assigned and Assumed Contracts and Licensed Software. Once authorization, approval, consent or waiver for the assignment or transfer of any such Assigned and Assumed Contract or Licensed Software not assigned, subleased or transferred at the Closing is obtained, Sellers shall assign or transfer such Assigned and Assumed Contract or Licensed Software to Purchaser at no additional cost.

      SECTION 5.05. NOTIFICATIONS. After the date of this Agreement and prior to Closing Sellers and Shareholders shall notify Purchaser and Purchaser shall notify Sellers and Shareholders, and each shall keep the other promptly advised as to (i) any litigation or administrative proceeding pending and known to it or, to its knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) the breach of any representation or warranty of Sellers, Shareholders or Purchaser, as the case may be, contained in this Agreement and (iii) any event, condition, result or change that has resulted in or reasonably could be expected to result in any Sellers Material Adverse Effect or Purchaser Material Adverse Effect.

      SECTION 5.06. FURTHER ASSURANCES. The parties shall execute the Ancillary Agreements to which they are a party on the date of this Agreement or on the Closing Date, as the case may be, as set forth in such agreements. On and after the date of this Agreement and Closing Date, Sellers, Shareholders and Purchaser shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind consistent with the negotiated terms of this Agreement which may be reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement.

      SECTION 5.07. EXPENSES. Except as otherwise specifically provided in this Agreement, the parties to this Agreement each shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants.

      SECTION 5.08. EMPLOYEES AND EMPLOYEE BENEFITS.

            (a) All Business Employees and the date of their employment, date of birth, annual salary, total compensation for the 2000 calendar year, Benefit Plan participation and election, job title, job location and the immediate supervisor of each of them as of the date of this Agreement are listed on Schedule 5.08. Schedule 5.08 also identifies each of the Business Employees who is a party to any contract or agreement with any of Sellers or Sellers' Affiliates, and each such employment contract or agreement which is in writing is included in Schedule 3.05B. Purchaser shall have the right, but not the obligation, to offer employment effective as of the Closing Date to any or none of the Business Employees as Purchaser chooses in its sole discretion. If Purchaser offers employment to any of the Business Employees effective as of the Closing Date pursuant to this Agreement, such offer shall be not less than the salary in effect for such Business Employee on the date of this Agreement and with benefits that are not less than those generally available to Purchasers' employees on the date of this Agreement. Sellers and Shareholders shall use commercially reasonable efforts to assist Purchaser in hiring

      Business Employees designated by Purchaser as Transferred Employees. Sellers and Shareholders shall not offer other employment to any Transferred Employee on or after the Closing Date without the prior written consent of Purchaser. Any severance obligations to Business Employees relating to the transactions contemplated hereby shall be borne solely by Sellers.

            (b) At Closing Sellers shall pay to all Transferred Employees compensation for all accrued but not taken vacation, all accrued salary and wages and all accrued bonuses. Nothing in this Agreement shall be construed as limiting in any way the right of Purchaser after the Closing Date to terminate the employment of any Transferred Employees, to change his or her salary or wages, or to modify the benefits or other terms and conditions of employment of any Transferred Employees.

            (c) With respect to each Transferred Employee:

                  (i) Sellers and Sellers' Benefit Plans or Shareholders or
            Shareholders' Benefit Plans, as the case may be, shall be responsible for all claims of and sums due to the Transferred Employees incurred on or prior to the Closing Date. For this purpose, a claim is incurred when the medical or other service giving rise to the claim is performed, except that in the case of death or disability, a claim is incurred on the date of death or date of disability as the case may be; and

                  (ii) Except as otherwise expressly provided in this Section
            5.08, (A) Purchaser shall be responsible for, and shall indemnify and hold harmless Sellers and Shareholders against, any actions, claims or proceedings brought by or on behalf of any Transferred Employee at any time with respect to any event occurring or condition first arising after the Closing Date, and (B) Sellers and

            Shareholders shall be responsible for, and shall indemnify and hold harmless Purchaser against, any actions, claims or proceedings brought by or on behalf of any Transferred Employee at any time with respect to any event occurring or condition existing on or prior to the Closing Date.

            (d) Sellers or Shareholders shall be responsible for all deferred compensation due to Transferred Employees under Sellers' or Shareholders deferred compensation plans with respect to services rendered prior to the Closing Date by any Transferred Employee.

      SECTION 5.09. DISCLOSURE SCHEDULES. Each party shall deliver to the other party the schedules referenced in of this Agreement, together with copies of the documents referred to therein, at the execution hereof.

      SECTION 5.10. NOTICE OF BREACH. A party shall give detailed written notice to the other party promptly upon Sellers' Knowledge or Purchaser's Knowledge, as the case may be, of the occurrence of any event that would cause or constitute a material breach of any representations or warranties of the notifying party contained in this Agreement or in the schedules.

      SECTION 5.11. UPDATE OF DISCLOSURE SCHEDULES. Sellers shall update Schedules 3.05A, 3.05B, 3.07, 3.12A, 3.12B and 5.08 three (3) business days before the Closing Date, and Sellers and Purchaser shall each have the right from time to time after the date hereof to update or otherwise correct those and all other schedules of the respective parties until the Closing Date. Any updated or corrected schedule shall be promptly furnished by the party updating or correcting the schedule to the other party, and the other party shall have the right to review the updated or corrected schedule. If the party receiving the updated or corrected schedule, after reasonable consultation with the other party, determines in good faith that the items disclosed on the updated schedules have or could reasonably be expected to have a Sellers Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be, Sellers or Purchaser, as the case may be, may terminate the Agreement and neither party shall have any further obligations to the other hereunder, except as otherwise provided in this Agreement.

      SECTION 5.12. REAL ESTATE LEASES. On the date of this Agreement, conditioned upon Closing and effective on the Closing Date, Sellers and Purchaser shall enter into the lease set forth in Exhibit N with respect to the premises located in Des Moines, Iowa listed on Schedule 3.24. On or before the Closing Date, Sellers and Purchaser shall enter into the leases and lease assignments set forth in Exhibit N with respect to all of the other premises listed on Schedule 3.24 and Sellers shall use commercially reasonable efforts to obtain such prior written consent of each of the lessors to the assignment, as the case may be, of each of such premises to Purchaser as may be required and shall provide copies of such written consents to Purchaser no later than the Closing Date.

      SECTION 5.13. REINSURANCE OBLIGATIONS AND NOTICES OF CANCELLATION.

            (a) Sellers and Shareholders agree and acknowledge that Purchaser shall have no obligations or liabilities of any kind to reinsurers with respect to the 2001 MPCI Premium, including but not limited to, obligations to cede premiums, make deposits or pay penalties or forfeitures of any kind whatsoever, except pursuant to the Granite Re Treaty.

            (b) Sellers and Shareholders agree that they shall cancel effective as of the Closing Date all Reinsurance Contracts with respect to the Business and provide a copy of all cancellation notices to Purchaser at Closing.

      SECTION 5.14. COMPUTER SOFTWARE. Prior to the Closing Date, Sellers shall use commercially reasonable efforts to obtain such prior written consents as are required for the assignment of the Owned Software and Assignable Licensed Software pursuant to Section 3.13(b).

      SECTION 5.15. NO SOLICITATION. Between the date of this Agreement and the Closing or such earlier date as this Agreement is terminated pursuant to Section
10.01 hereof, neither Sellers or Shareholders will directly or indirectly, through any Representative or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of the Sellers, any acquisition or consolidation with or involving the Sellers, or any acquisition of any material portion of the stock or assets of the Sellers, including the grant of any license to any intellectual property of the Sellers. Shareholders and Sellers agree that any such discussions and negotiations (other than discussions and negotiations with Purchaser) in progress as of the date of this Agreement will be suspended until the date this Agreement is terminated pursuant to Section 10.01 hereof, and that neither Shareholders nor Sellers will accept or enter into any agreement, arrangement or understanding regarding any such third party acquisition of Sellers, the Business or any Transferred Assets from the date of this Agreement until the date this Agreement is terminated pursuant to Section 10.01 hereof. If Sellers or Shareholders or any of their Representatives receive any proposal or communication regarding any third party acquisition transaction prohibited by this section, Sellers immediately will notify Purchaser.

      SECTION 5.16. POST-CLOSING ACCESS TO BOOKS AND RECORDS AND USE OF GENERAL LEDGER INFORMATION.

            (a) Following the Closing Date, Purchaser shall afford, and will cause its Affiliates to afford, to Sellers and Shareholders, their counsel and their accountants, during normal business hours, reasonable access to the Books and Records with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Sellers and Shareholders in connection with (i) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto and (ii) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against Sellers or Shareholders in connection with the Business or which Sellers or Shareholders may make with respect to the Business.

            (b) Notwithstanding any other provision of this Agreement to the contrary, following the Closing Date Purchaser and Sellers shall each have the right to use the portion of the Books and Records that consist of the corporate and financial and accounting data recorded within the general ledger system of the Sellers as it exists on the Closing Date. Promptly after receipt of each written request from Sellers after Closing, Purchaser shall provide Sellers a copy of such data in the format and media as it exists in books and records of the Purchaser on the date of such request.

            (c) From the Closing Date, Purchaser will provide to Sellers a copy of the FCIC monthly accounting report with respect to the SRA until the FCIC determines that all premiums and claims have been settled and the 2000 Crop Year activity is closed; provided, however, if FCIC ceases to provide such report to Purchaser, Purchaser shall have no obligation to provide Sellers a copy of such report.

            (d) Prior to the fifth anniversary of the Closing Date, Purchaser will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials without giving 30 days' prior notice to Sellers to permit them, at their expense, to examine, duplicate or repossess such records, files, documents and correspondence, except for FCIC claim files which Purchaser may dispose of in accordance with its document retention policies applicable to such claim files, consistently applied.

      SECTION 5.17. EXCLUSIVE LICENSE AGREEMENT. On or before the Closing Date, Sellers and Purchaser shall enter into the License Agreement in substantially the form set forth in Exhibit G.

      SECTION 5.18. DEVELOPMENTAL PRODUCTS. Following the Closing Date, Purchaser shall use commercially reasonable efforts to obtain reimbursement from the RMA for developmental costs incurred by Sellers related to the insurance products known as GRIP, TimberPlus, and Sugar Beets Plus as of the date of this Agreement. Purchaser will transfer to Sellers promptly after the receipt by Purchaser of any funds received from the RMA on account of such products (or any of them), and whether on account of developmental cost reimbursement, royalties, or otherwise, an amount equal to the sum of (i) any such reimbursement it receives from the RMA minus (ii) the amount determined by multiplying the amount of time actually spent by Purchaser to seek and obtain such reimbursement times $75 per hour or any fraction thereof, until such time as the gross aggregate amount transferred by Purchaser to Sellers equals $190,000. After payment to Sellers of an aggregate gross amount of $190,000 pursuant to this Section 5,18, and except as specifically set forth in this Section 5.18, all of Sellers' and Shareholders' right, title and interest in and to insurance products developed completely or partially for submission to

RMA or any other purpose in conjunction with the Business shall be the exclusive property of Purchaser, including without limitations the right to future payments for maintaining royalties or otherwise.

      SECTION 5.19. NONCOMPETITION AGREEMENTS.

            (a) On the date of this Agreement, conditioned upon Closing and effective on the Closing Date, each of the parties indicated in the Noncompetition Agreements set forth in Exhibit I or Exhibit J to this Agreement shall enter into such Noncompetition Agreements.

            (b) As of the date of this Agreement, not fewer than 16 of the Business Employees listed on Schedule 5.19(b) shall have entered into a Retention and Noncompetition Agreement in the form set forth in Exhibit K.

      SECTION 5.20. WAIVER OF RIGHT OF FIRST REFUSAL. Munich Reinsurance has relinquished all rights and interests with respect to the purchase of any of Sellers or any assets of Sellers.

      SECTION 5.21. IGF'S CONTINUED ACCESS TO KEY EMPLOYEES. From and after the Closing Date, IGF shall, upon reasonable notice to the Chief Executive Officer of AICI, have access to such key Transferred Employees, including, without limitation, Mike Jones, Harold Beeman, John Sheeley and Dennis Daggett, as IGF reasonably believes is necessary during normal business hours to (i) respond to and defend the interests of IGF against claims, litigation, threats and inquiries or (ii) assist in the preparation of required financial reports for up to six months after the Closing Date; provided, however, that such access shall not unduly disrupt the business of the Purchaser and IGF shall be required to reimburse Purchaser for all expenses associated with such access, including, without limitation, a per diem fee if out of state travel is required based upon a pro rata allocation of the applicable Transferred Employee's annual salary.

                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS

                                OF THE PURCHASER

      The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to either the date of this Agreement, the Closing Date, or both as specified in this Article VI of the following conditions.

      SECTION 6.01. OTHER AGREEMENTS. The Ancillary Agreements, exhibits and other agreements and instruments contemplated hereby and thereby to which any Seller is a party shall have been duly executed and delivered by such Seller or its Affiliates, as the case may be, on or before the Closing Date, and each of such agreements and instruments shall be in full force and effect with respect to Sellers or its Affiliates, as the case may be, on the Closing Date. Not fewer than 16 of the Business Employees listed on Schedule 5.19(b) and Sellers shall have duly executed and delivered at Closing a Retention and Noncompetition Agreement and each of such agreements shall be in full force and effect on the Closing Date.

      SECTION 6.02. OTHER DOCUMENTS. The Purchaser shall have received such other instruments and certificates as are to be delivered at Closing by Sellers under Section 5.06 hereof and otherwise.

      SECTION 6.03. REPRESENTATIONS AND COVENANTS.

            (a) The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date and except to the extent that any such statement is qualified as to materiality, in which case such statement shall be true and correct in all material respects as of the Closing Date or such time as may be specified in such statement;

            (b) Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date; and

            (c) On the Closing Date, each of Sellers shall have delivered to Purchaser a certificate of Sellers, dated as of the Closing Date and signed by an executive officer of each of Sellers, as to the matters set forth in this Section 6.04.

      SECTION 6.04. NO MATERIAL ADVERSE CHANGE. Since December 31, 2000, there shall have been no event or condition which individually or in the aggregate resulted in or could reasonably be expected to adversely affect Purchaser's ability to operate the Business after the Closing substantially as it is being operated on the date of this Agreement, or which have a Sellers Material Adverse Effect.

      SECTION 6.05. SECRETARY'S CERTIFICATE. Each of Sellers shall have delivered to Purchaser a certificate of its secretary, dated as of the date of this Agreement and as of the Closing Date, as to the resolutions of the Board of Directors of such Sellers authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to which it is a party.

      SECTION 6.06. LEGAL OPINION.

            (a) The Purchaser shall have received an opinion of Ice Miller, or other counsel reasonably acceptable to Purchaser, as special counsel to Sellers and SIG (which opinion need not cover Goran even if such counsel also represents Goran), in form and substance reasonably acceptable to Purchaser, to the effect that:

                  (i) Each Seller and SIG is a corporation duly incorporated and validly existing as such under the laws of the state of its incorporation, and each Seller and Shareholder has the requisite corporate power and authority to own, lease and operate its properties as now owned, leased or operated and to conduct its business as presently conducted.

                  (ii) Each Seller and SIG has the requisite corporate power and authority to execute and deliver the Transfer Documents to which it is a party, and the execution and delivery of the Transfer Documents by each Seller and SIG have been duly authorized by all requisite corporate action. Each of the Transfer Documents to which Sellers and SIG are a party constitute valid and binding obligations of Sellers and SIG, enforceable against each of them in accordance with their respective terms. Except as is provided in the Agreement or any Schedule or supplemental schedule thereto, Sellers and SIG are not required to obtain any authorization, approval or consent of any governmental or regulatory body or other authority under Federal or State law in connection with the execution, delivery and performance by Sellers or SIG of the Transfer Documents to which they are a party.

                  (iii) To such counsel's knowledge, and except as may be set forth in the Agreement or any Schedule or supplemental schedule thereto, there is no pending or threatened action, suit, claim, investigation or proceeding before any judicial or governmental authority that would question the validity of, or interfere with the power or authority of any or all of Sellers and SIG to enter into, and perform their respective obligations under the Transfer Documents to which they are a party.

            Such opinion may include assumptions, qualifications, exceptions, and limitations generally applicable to opinions of this type, including but not limited to a general qualification to the extent that the enforceability of any provision of the aforementioned agreements or instruments, or any rights pursuant to those agreements or instruments, may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Counsel may except from its opinion (among other exceptions generally applicable to opinions of this type) (i) any opinion as to the availability of any equitable remedy upon any breach of any of the covenants, warranties or other provisions contained in any of such agreements or instruments or the validity or enforceability of any provision in the Transfer Documents or any agreement or instrument related thereto regarding noncompete or confidentiality restrictions or that purports to prevent oral modification or waivers of any provisions thereof and (ii) any opinion as to the applicability or effect of any fraudulent transfer or similar law on the Transfer Documents or any transaction contemplated thereby.

            (b) The Purchaser shall have received an opinion of John Sheeley, as corporate counsel for IGFH and IGF, in form and substance reasonably acceptable to Purchaser, to the effect that (1) the Transfer Documents are sufficient to vest in and convey to Purchaser all right, title and interest of Sellers in and to the Transferred Assets, and that upon completion of the Closing, Purchaser will have good and marketable title in such Transferred Assets; and (2) the execution and delivery by the Sellers of the Transfer Documents to which they are a party, the consummation of the transactions contemplated thereby and the performance of their respective obligations thereunder (i) do not contravene any provision of the respective certificate or articles of incorporation or bylaws of the Sellers, (ii) will not result in the violation of any order, writ, judgment, injunction or decree issued by any governmental or judicial body to which any or all of the Purchasers or their respective property is bound, (iii) will not constitute or otherwise result in a breach or default under the provisions of any material indenture, mortgage, loan agreement or other material contract to which any or all of the Sellers or their respective property is bound or (iv) will not result in the creation or imposition of any lien, security interest, charge or other encumbrance pursuant to any applicable law, rule or statute or the provisions of any material indenture, mortgage, loan agreement or other material contract to which any or all of the Sellers or their respective property is bound.

SECTION 6.07. Consents and Approvals. All filings and notices required to be made prior to the Closing Date with, and all consents, approvals, authorizations and declarations required to be obtained prior to the Closing Date from, Governmental Entities, including but not limited to the FCIC, RMA, the Indiana Department of Insurance, those required under the HSR Act, those required under applicable state insurance laws and others set forth in Schedules 3.03 and 4.03 hereto or any other third party, in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the SRA Assignment and Assumption Agreement shall have been made or obtained (as the case may be), except for those, the failure of which to be obtained or taken, individually or in the whole, could not be reasonably expected to have a Sellers Material Adverse Effect; provided, however, that such exception shall not apply with respect to the consents, approvals, authorizations and declarations required to be obtained with respect to the SRA Assignment and Assumption Agreement, under the HSR Act, if any, and under applicable state insurance laws.

      SECTION 6.08. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order shall have been issued by any Governmental Entity, nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby, be in effect.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS

                                 OF THE SELLERS

      The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to either the date of this Agreement, the Closing Date, or both as specified in this Article VII of the following conditions.

      SECTION 7.01. REPRESENTATIONS AND COVENANTS.

            (a) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date and except to the extent that any such statement is qualified as to materiality, in which case such statement shall be true and correct in all respects as of the Closing Date or such time as may be specified in such statement;

            (b) Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

            (c) On the Closing Date, Purchaser shall have delivered to Sellers a certificate of Purchaser, dated as of the Closing Date and signed by an executive officer of Purchaser, as to the matters set forth in this
      Section 7.01.

      SECTION 7.02. NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no event or condition which, individually or in the aggregate, resulted in or could reasonably be expected to adversely affect Purchaser's ability to consummate the transactions contemplated hereby or which have had a Purchaser Material Adverse Effect.

      SECTION 7.03. SECRETARY'S CERTIFICATE. Each of the Purchasers shall have delivered to Sellers a certificate of its secretary or assistant secretary, dated as of the date of this Agreement and as of Closing Date, as to the resolutions of the Board of Directors of such Purchasers authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to which it is a party.

      SECTION 7.04. LEGAL OPINION. The Sellers shall have received an opinion of Kutak Rock LLP, as special counsel to Purchaser, in form and substance reasonably acceptable to Sellers, to the effect that:

            (a) Each Purchaser is a corporation duly incorporated and validly existing as such under the laws of the state of its incorporation, and each Purchaser has the requisite corporate power and authority under applicable laws to own, lease and operate its properties as now owned, leased or operated and to conduct its business as presently conducted.

            (b) Each Purchaser has the requisite corporate power and authority to execute and deliver the Transfer Documents to which it is a party, and the execution and delivery of the Transfer Documents by Purchaser have been duly authorized by all requisite corporate action. Each of the Transfer Documents to which Purchaser is a party constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Except as is provided in the Agreement or any schedule or supplemental schedule thereto, Purchaser is not required to obtain any authorization, approval or consent of any governmental or regulatory body or other authority under Federal or State law in connection with the execution, delivery and performance by Purchaser of the Transfer Documents to which Purchaser is a party.

      Such opinion may include assumptions, qualifications, exceptions, and limitations generally applicable to opinions of this type, including but not limited to a general qualification to the extent that the enforceability of any provision of the aforementioned agreements or instruments, or any rights pursuant to those agreements or instruments, may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Counsel may except from its opinion (among other exceptions generally applicable to opinions of this type) (i) any opinion as to the availability of any equitable remedy upon any breach of any of the covenants, warranties or other provisions contained in any of such agreements or instruments or the validity or enforceability of any provision in the Transfer Documents or any agreement or instrument related thereto regarding noncompete or confidentiality restrictions or that purports to prevent oral modification or waivers of any provisions thereof and (ii) any opinion as to the applicability or effect of any fraudulent transfer or similar law on the Transfer Documents or any transaction contemplated thereby.

      The Sellers shall have received an opinion of J. Michael Gottschalk, as corporate counsel for Purchaser, in form and substance reasonably acceptable to Sellers, to the effect the execution and delivery by Purchaser of the Transfer Documents to which they are a party, the consummation of the transactions contemplated thereby and the performance of their respective obligations thereunder (i) do not contravene any provision of the respective certificate or articles of incorporation or bylaws of Purchasers (ii) will not result in the violation of any order, writ, judgment, injunction or decree issued by any governmental or judicial body to which any or all of Purchasers or their respective property is bound, (iii) will not constitute or otherwise result in a breach or default under the provisions of any material indenture, mortgage, loan agreement or other material contract to which any or all of Purchasers or their respective property is bound or (iv) will not result in the creation or imposition of any lien, security interest, charge or other encumbrance pursuant to any applicable law, rule or statute or the provisions of any material indenture, mortgage, loan agreement or other material contract to which any or all of Purchasers or their respective property is bound.

      SECTION 7.05. OTHER DOCUMENTS. The Sellers shall have received such other instruments and certificates as are to be delivered under Section 5.06 as Sellers may reasonably request.

      SECTION 7.06. OTHER AGREEMENTS. The Ancillary Agreements, the Granite Re Treaty and each of the other agreements and instruments contemplated hereby and thereby to which Purchaser or any of its Affiliates is a party shall have been duly executed and delivered by Purchaser or its Affiliates, as the case may be, on or before the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Purchaser or its Affiliates, as the case may be, on the Closing Date.

      SECTION 7.07. CONSENTS AND APPROVALS. All filings and notices required to be made prior to the Closing Date with, and all consents, approvals, authorizations and declarations required to be obtained prior to the Closing Date, from Governmental Entities, including but not limited to the FCIC, RMA, the Indiana Department of Insurance, those required under the HSR Act and others set forth in Schedules 3.03 and 4.03 hereto or any other third party, in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the SRA Assignment and Assumption Agreement shall have been made or obtained (as the case may be), the failure of which to be obtained or taken, individually or in the whole, could be reasonably expected to have a Purchaser's Material Adverse Effect.

      SECTION 7.08. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree shall have been issued by any


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

Governmental Entity nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby be in effect.

                                  ARTICLE VIII

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

      Except as set forth in this Article VIII, all representations and warranties and covenants contained in this Agreement shall survive the Closing and shall terminate and expire at the close of business on the date which is the thirty-first day after the second anniversary date of the Closing Date; provided, however, that the representations, warranties and covenants of Sellers or Shareholders regarding Taxes or title to the Business and the Transferred Assets shall survive for the applicable statute of limitation with respect to any Tax or title defect, and that all representations, warranties and covenants of Sellers and of Shareholders regarding claims or compliance matters asserted by FCIC or RMA arising from or relating in whole or in part to the SRA and acts, events or occurrences before Closing shall survive through the date that is thirty-seven months from the date upon which the applicable FCIC claim file has closed or the applicable FCIC policy year ended. If a claim for indemnification shall be made with respect to any of the foregoing prior to the end of the applicable period set forth in the preceding sentence, such representation, warranty or covenant shall survive until such claim is satisfied, settled or dismissed.


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

                                   ARTICLE IX

                                 INDEMNIFICATION

      SECTION 9.01. GENERAL INDEMNIFICATION OBLIGATION OF SELLERS. From and after the Closing, Sellers will jointly and severally reimburse, indemnify and hold harmless each Indemnified Purchaser Party against and in respect of any and all damages, losses, liabilities, costs and expenses of every kind whatsoever incurred or suffered by the Indemnified Purchaser Party that result from, relate to or arise out of:

            (a) any and all violations or alleged violations of the SRA arising from or relating in whole or in part to acts, events or occurrences prior to the Closing Date, including, but not limited to, FCIC or RMA compliance determinations, civil or criminal actions, liquidated damages, penalties and fines;

            (b) any and all claims by any reinsurer with respect to any premiums ceded, losses paid, representations made or other communications or actions of any of Sellers;

            (c) any and all liabilities and obligations of Sellers of any nature whatsoever, except for the Assumed Liabilities;

            (d) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement or any Ancillary Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; or

            (e) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.01.

      SECTION 9.02. GENERAL INDEMNIFICATION OBLIGATION OF PURCHASER. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless each Indemnified Seller Party against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses of every kind whatsoever incurred or suffered by the Indemnified Seller Party that result from, relate to or arise out of:

            (a) the Assumed Liabilities;

            (b) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement or any Ancillary Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

            (c) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.02.


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

      SECTION 9.03. METHOD OF ASSERTING CLAIMS, ETC.

            (a) In the event that any claim or demand for which any of Sellers would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party, the Indemnified Purchaser Party shall promptly deliver to Sellers a Claim Notice (including an estimated amount which shall not be conclusive of the final amount of such claim and demand). From and after Closing Purchaser shall also provide Sellers notice of RMA and FCIC compliance requests under the SRA that relate to any matter prior to the Closing Date promptly after receipt of such requests. Sellers shall have the Notice Period in which to notify the Indemnified Purchaser Party whether Sellers dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and, notwithstanding any such dispute, whether or not Sellers desire, at their sole cost and expense, to defend the Indemnified Purchaser Party against such claims or demand.

            (b) In the event Sellers notify the Indemnified Purchaser Party within the Notice Period that Sellers desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Sellers shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Sellers shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include complete, immediate, unconditional, general release by all claimants or plaintiffs


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

      of the Indemnified Purchaser Party, in form and substance satisfactory to the Indemnified Purchaser Party from all liability asserted or which could have been asserted in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

            (c)(i) If Sellers elect not to defend the Indemnified Purchaser Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, Purchaser shall defend such claim or demand as if this Article IX did not apply. If the Sellers shall not have assumed the defense of such claim or demand, the Sellers shall have no liability with respect to any compromise or settlement of such claims or demands effected without its written consent (unless such consent shall have been unreasonably withheld, in which case Sellers shall be liable to the same extent as if they had provided their written consent). The Sellers shall not admit any liability with respect to, or settle, compromise or discharge, such third party claim without the Indemnified Purchaser Party's prior written consent (which consent shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Purchaser Party, or (ii) the sole relief provided is monetary damages that are paid in full by the Sellers.

            (ii) In the event an Indemnified Purchaser Party should have a claim against Sellers hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Sellers. If Sellers do not notify the Indemnified Purchaser Party within the Notice Period that Sellers dispute such claim, the amount of such


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

      claim shall be conclusively deemed to be a liability of Sellers hereunder.

            (d) The indemnities provided in this Agreement shall survive the Closing but shall terminate when the applicable representation or warranty terminates pursuant to Article VIII, except as to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a Claim Notice (stating in reasonable detail the basis of such claim) to the Sellers. The indemnity provided in this Article IX shall be the sole and exclusive remedy of all Indemnified Purchaser Parties against the Sellers at law or equity for any matter covered by Article IX.

            (e) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Sellers."

      SECTION 9.04. PAYMENT

            (a) Upon the determination of the liability under Section 9.03 hereof, the appropriate party shall pay to the other, as the case may be, within 10 days after such determination, the amount conclusively deemed to be a liability hereunder. Any indemnity amount conclusively deemed to be a liability under Section 9.03 hereof shall be reduced by an amount equal to any third party insurance proceeds realized by and paid to the indemnified party. The indemnified party shall use its reasonable best efforts to make insurance claims relating to any claim for which it is seeking indemnification


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

      pursuant to Article IX; provided, that (i) the indemnified party shall not be obligated to make such an insurance claim if the indemnified party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any correspondent increase in insurance premiums or other chargebacks to the indemnified party would exceed the value of the claim for which the indemnified party is seeking indemnification pursuant to this Article IX and (ii) no indemnified party shall be required to keep or maintain any particular level of insurance. Upon the payment in full of any claim under this Article IX, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

      SECTION 9.05. LIMITATIONS ON INDEMNIFICATION.

            (a) Sellers shall be liable for indemnification payments under
      Article IX of this Agreement only if the aggregate amount of all such damages, claims, losses, liabilities and expenses (other than damages, claims, losses, liabilities and expenses with respect to the title to the Business and the Transferred Assets) exceeds $100,000.00 and then only to the extent of such excess, subject to Section 9.05(d).

            (b) Sellers shall have no liability for indemnification payments under Article IX of this Agreement with respect to any claim or compliance matter arising from or relating in whole or in part to Insurance Contracts for the 2001 MPCI Crop Year, or any subsequent MPCI Crop Years, and acts, events or occurrences before Closing that is first asserted by RMA or FCIC, by request for information or otherwise, with respect to


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

      any reinsured claim closed more than thirty-nine months prior to the date of that first assertion.

            (c) Subject only to Section 9.05(d), the aggregate liability of Sellers for indemnification payments under this Article IX shall not exceed an amount equal to the sum of (i) Thirty-Six Million Four Hundred Thousand Dollars ($36,400,000) minus (ii) the aggregate amounts paid to the Purchaser pursuant to the indemnity provisions of the Granite Re Treaty.

            (d) None of the limitations set forth in Section 9.05 (a) or (c) shall apply with respect to an indemnification obligation for claims by or against Purchaser arising from or related to actual fraud committed by Sellers, Shareholders or any of them.

      SECTION 9.06. JOINT LIABILITY OF SHAREHOLDERS IN RESPECT OF DIVIDENDS. In the event that Sellers shall pay a dividend to SIG on or before the third anniversary of the Closing Date, then SIG shall, to the extent of the dividend (but not exceeding $12,400,000 less the aggregate amount paid towards the indemnity obligations of Sellers by Goran pursuant to the next sentence) received by it, be liable jointly and severally with the Sellers for any indemnification claim that arises hereunder. In the event that SIG shall, following receipt of a dividend from Sellers and before the third anniversary of the Closing Date, pay a dividend to its shareholders, including Goran, then Goran shall to the extent of the dividend it received from SIG (but not exceeding $12,400,000 less the aggregate amount paid towards the indemnity obligations of Sellers by SIG pursuant to the previous sentence) be liable jointly and severally with the Sellers and SIG for indemnification hereunder.


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                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

      SECTION 10.01. TERMINATION. Notwithstanding any other provision contained herein, this Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual written consent of Sellers and Purchaser;

            (b) by Purchaser or Sellers in accordance with Section 5.11 hereof;

            (c) by either party, upon written notice to the other, if the Closing Date shall not have occurred on or prior to June 30, 2001;

            (d) by either party, upon written notice to the other, if a Governmental Entity of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and nonappealable or if a Governmental Entity has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used commercially reasonable efforts to remove such injunction, order or decree;

            (e) by Purchaser if any of Sellers or Shareholders (i) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (ii) breaches any of Sellers' or Shareholders' representations or warranties herein in any material respect and such breach had, has or would be reasonably likely to have a Sellers Material Adverse Effect and such breach has not been remedied within ten (10) days after receipt of notice thereof from Purchaser;

            (f) by Sellers if Purchaser (i) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (ii) breaches any of Purchaser's representations or warranties herein in any material respect and such breach had, has or would be reasonably likely to have a Purchaser Material Adverse Effect and such breach has not been remedied within ten (10) days after receipt of notice thereof from Sellers;

            (g) by Purchaser in accordance with the first paragraph of Article III hereof;

            (h) By Purchaser if the Purchaser in good faith reasonably believes the sums due to FCIC arising from or related to RMA Special Investigations Branch, Case Number S1B-2001-15:2000 Crop Year Multiple Peril Crop Insurance Apple Claims will exceed $1,000,000.

      SECTION 10.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Sellers as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, and without any liability or obligation on the part of Purchaser, Sellers or Shareholders, and all rights and obligations of each party shall cease except that all rights and obligations under Articles X and XI shall remain in full force and effect. Nothing contained in this Section 10.02 shall relieve any party from its obligations under the Confidentiality Agreement or from any liability resulting from any willful and material breach of its representations, warranties, covenants or agreements set forth in this Agreement.


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

                                   ARTICLE XI

                               GENERAL PROVISIONS

      SECTION 11.01. PUBLICITY. Except as may otherwise be required by law or the rules of applicable stock exchanges, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by either Purchaser or any Seller or Shareholder without advance approval thereof by the other party, which shall not be unreasonably withheld. The parties hereto shall cooperate with each other in making any press release or public announcement.

      SECTION 11.02. DOLLAR REFERENCES. All dollar references in this Agreement are to the currency of the United States of America.

      SECTION 11.03. NOTICES. Any notice, request, instruction, legal process or other document to be given hereunder shall be in writing and, shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or telex, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Purchaser:           Acceptance Insurance Companies Inc.
                                 Suite 600 North
                                 222 South 15th Street
                                 Omaha, NE 68102
                                 Attention: Chief Executive Officer
                                 Fax: (402) 345-9190

      If to Sellers
      or Shareholders:           Symons International Group, Inc.
                                 4720 Kingsway Drive
                                 Indianapolis, IN
                                 Attention: Chief Executive Officer


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

                                 Fax: (317) 259-6395

      Any party may, by notice given in accordance with this Section 11.03 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

      SECTION 11.04. ENTIRE AGREEMENt. This Agreement (including the Ancillary Agreements, the other agreements contemplated hereby and thereby and the exhibits and schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof, superseding all prior or contemporaneous contracts, agreements, understandings or arrangements, written or oral of every kind whatsoever.

      SECTION 11.05. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      SECTION 11.06. GOVERNING LAW; CHOICE OF FORUM.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.


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

            (b) EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN POTTAWATTAMIE COUNTY, IOWA (THE "CHOSEN COURT") IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY AND SOLELY IN CONNECTION WITH SUCH CLAIMS, (i) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDINGS IN THE CHOSEN COURT, (ii) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (iii) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 11.03 OF THIS AGREEMENT.

      SECTION 11.07. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; however, that Purchaser may assign any rights, interests or obligations hereunder to any of its Affiliates without the prior written consent of Sellers; provided, further, that in the event of any such assignment that Purchaser shall remain liable with respect to its obligations hereunder.


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

      SECTION 11.08. INTERPRETATION.

            (a) Notwithstanding anything in this Agreement to the contrary, no term or condition of this Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the SRA.

            (b) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that any alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

            (c) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All words in the singular shall be deemed to refer to the plural, and all words in the plural shall be deemed to refer to the singular.

      SECTION 11.09. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person (including, but not limited to, the employees of Sellers), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.


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

      SECTION 11.10. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

      SECTION 11.11. EXHIBITS AND SCHEDULES. The exhibits and the schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      SECTION 11.12. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


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

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                         ACCEPTANCE INSURANCE COMPANIES
                                         INC.

                                         By:/s/ John E. Martin
                                            ------------------------------------
                                            John E. Martin
                                            President


                                        GORAN CAPITAL INC.

                                        By:/s/ Alan G. Symons
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title: President and CEO
                                              ---------------------------------

                                        SYMONS INTERNATIONAL GROUP, INC.

                                        By:/s/ Alan G. Symons
                                           ------------------------------------
                                        Name: Alan G. Symons
                                             ----------------------------------
                                        Title: Vice Chairman
                                              ---------------------------------

                                        IGF HOLDINGS, INC.

                                        By:/s/ Alan G. Symons
                                           ------------------------------------
                                        Name: Alan G. Symons
                                             ----------------------------------
                                        Title: Vice Chairman, CEO, and President
                                              ---------------------------------

                                        IGF INSURANCE COMPANY

                                        By:/s/ Alan G. Symons
                                           ------------------------------------
                                        Name: Alan G. Symons
                                             ----------------------------------
                                        Title: Vice Chairman, CEO, and President
                                              ---------------------------------

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